EXHIBIT 10.1

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of August 4, 2020
among
FORTEGRA FINANCIAL CORPORATION
and
LOTS INTERMEDIATE CO.,
as Borrowers,
THE GUARANTORS FROM TIME TO TIME PARTY HERETO,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Issuing Lender,
CITIZENS BANK, N.A.
as Syndication Agent,
and
FIRST HORIZON BANK,
KEYBANK NATIONAL ASSOCIATION,
SYNOVUS BANK,
as Co-Documentation Agents

FIFTH THIRD BANK, NATIONAL ASSOCIATION and CITIZENS BANK, N.A.,
as Joint Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS
Page

ARTICLE I	DEFINITIONS; CONSTRUCTION 1

Section 1.1.	Definitions 1

Section 1.2.	Accounting Terms and Determination 35

Section 1.3.	Terms Generally 36

Section 1.4.	Rounding 36

Section 1.5.	Rates 37

Section 1.6.	Divisions 37

ARTICLE II	AMOUNT AND TERMS OF THE COMMITMENTS 37

Section 2.1.	Revolving Loans 37

Section 2.2.	Swing Loans 38

Section 2.3.	[RESERVED] 39

Section 2.4.	Procedure for Borrowings 39

Section 2.5.	Funding of Borrowings 41

Section 2.6.	Minimum Borrowing Amounts; Maximum LIBOR Rate Loans 42

Section 2.7.	Optional Reduction and Termination of Revolving Commitments 42

Section 2.8.	Repayment of Loans 43

Section 2.9.	Evidence of Indebtedness 43

Section 2.10.	Optional Prepayments 43

Section 2.11.	Mandatory Prepayments 44

Section 2.12.	Interest on Loans 44

Section 2.13.	Fees 45

Section 2.14.	Computation of Interest and Fees 46

Section 2.15.	[RESERVED] 46

Section 2.16.	Unavailability of Deposits or Inability to Ascertain, or Inadequacy of LIBOR 46

Section 2.17.	Increased Cost 48

Section 2.18.	Funding Indemnity 49

Section 2.19.	Taxes 50

Section 2.20.	Payments Generally; Pro Rata Treatment; Sharing of Set‑offs 53

Section 2.21.	Payments to Defaulting Lenders 54

Section 2.22.	Increase of Commitments; Additional Lenders 57

Section 2.23.	Mitigation of Obligations 59

Section 2.24.	Replacement of Lenders 59

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Section 2.25.	Cash Collateral 59

ARTICLE III	LETTER OF CREDIT FACILITY 60

Section 3.1.	L/C Commitment 60

Section 3.2.	Procedure for Issuance of Letters of Credit 61

Section 3.3.	Commissions and Other Charges 62

Section 3.4.	L/C Participations 62

Section 3.5.	Reimbursement Obligation of the Borrowers 63

Section 3.6.	Obligations Absolute 64

Section 3.7.	Effect of Letter of Credit Application 65

ARTICLE IV	CONDITIONS PRECEDENT TO CLOSING AND BORROWING 65

Section 4.1.	Conditions to Closing and Initial Extensions of Credit 65

Section 4.2.	Each Credit Event 67

Section 4.3.	Delivery of Documents 68

ARTICLE V	REPRESENTATIONS AND WARRANTIES 68

Section 5.1.	Existence; Power 68

Section 5.2.	Organizational Power; Authorization 68

Section 5.3.	Governmental Approvals; No Conflicts 68

Section 5.4.	Financial Statements 69

Section 5.5.	Reserved 69

Section 5.6.	Litigation and Environmental Matters 69

Section 5.7.	Compliance with Laws and Agreements 70

Section 5.8.	Insurance Licenses 70

Section 5.9.	Investment Company Act, Etc 70

Section 5.10.	Taxes 70

Section 5.11.	Margin Regulations 71

Section 5.12.	ERISA 71

Section 5.13.	Ownership of Property 72

Section 5.14.	Disclosure 72

Section 5.15.	Labor Relations 73

Section 5.16.	Subsidiaries 73

Section 5.17.	Solvency 73

Section 5.18.	Compliance with Sanctions Programs 74

Section 5.19.	Patriot Act, etc 74

Section 5.20.	Security Documents 74

Section 5.21.	No Default 75

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Section 5.22.	Beneficial Ownership Certification 75

ARTICLE VI	AFFIRMATIVE COVENANTS 75

Section 6.1.	Financial Statements and Other Information 75

Section 6.2.	Notices of Material Events 76

Section 6.3.	Existence; Conduct of Business 77

Section 6.4.	Compliance with Laws, Etc 77

Section 6.5.	Books and Records 77

Section 6.6.	Insurance 78

Section 6.7.	Use of Proceeds 78

Section 6.8.	Additional Subsidiaries 78

Section 6.9.	Further Assurances 79

Section 6.10.	Post‑Closing Matters 80

Section 6.11.	[RESERVED] 80

Section 6.12.	Treasury Management 80

Section 6.13.	Compliance with Sanctions 80

Section 6.14.	Beneficial Ownership Certification and Additional Information 80

ARTICLE VII	[RESERVED] 81

ARTICLE VIII	NEGATIVE COVENANTS 81

Section 8.1.	Indebtedness 81

Section 8.2.	Liens 82

Section 8.3.	Fundamental Changes 82

Section 8.4.	Financial Covenants 83

Section 8.5.	Restricted Payments 84

ARTICLE IX	EVENTS OF DEFAULT 84

Section 9.1.	Events of Default 84

Section 9.2.	Application of Proceeds from Collateral 86

ARTICLE X	THE ADMINISTRATIVE AGENT 88

Section 10.1.	Appointment and Authority 88

Section 10.2.	Exculpatory Provisions 88

Section 10.3.	Non‑Reliance on Administrative Agent and Other Lenders 90

Section 10.4.	Reliance by the Administrative Agent 90

Section 10.5.	Delegation of Duties 90

Section 10.6.	Rights as a Lender 91

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Section 10.7.	Enforcement 91

Section 10.8.	Resignation of Administrative Agent 91

Section 10.9.	Reserved 93

Section 10.10.	Collateral and Guaranty Matters 93

ARTICLE XI	MISCELLANEOUS 94

Section 11.1.	Notices 94

Section 11.2.	Waiver; Amendments 96

Section 11.3.	Expenses; Indemnification 98

Section 11.4.	Successors and Assigns 100

Section 11.5.	Governing Law; Jurisdiction; Consent to Service of Process 105

Section 11.6.	WAIVER OF JURY TRIAL 106

Section 11.7.	Right of Setoff 107

Section 11.8.	Counterparts; Integration 107

Section 11.9.	Survival 108

Section 11.10.	Severability 108

Section 11.11.	Confidentiality 108

Section 11.12.	Interest Rate Limitation 109

Section 11.13.	Waiver of Effect of Corporate Seal 109

Section 11.14.	Patriot Act 109

Section 11.15.	Independence of Covenants 110

Section 11.16.	All Obligations to Constitute Joint and Several Obligations 110

Section 11.17.	Amendment and Restatement 110

Section 11.18.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions 111

Section 11.19.	Certain ERISA Matters 111

Section 11.20.	Acknowledgment Regarding any Supported QFCs 112

ARTICLE XII	THE GUARANTEES 114

Section 12.1.	The Guarantees 114

Section 12.2.	Guarantee Unconditional 114

Section 12.3.	Discharge Only upon Termination Conditions; Reinstatement of Certain Circumstances 115

Section 12.4.	Subrogation 116

Section 12.5.	Subordination 116

Section 12.6.	Waivers 116

Section 12.7.	Limit on Recovery 116

Section 12.8.	Stay of Acceleration 117

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Section 12.9.	Benefit of Guarantors 117

Section 12.10.	Keepwell 117

Section 12.11.	Guarantor Covenants 117

Schedules
Schedule 1    -    Commitment Amounts
Schedule 1(a)    -    Historical Permitted FCF Amount
Schedule 4.1(d)    -    Post‑Closing Obligations
Schedule 5.16    -    Subsidiaries
Schedule 5.20    -    Owned and Leased Real Property
Exhibits
Exhibit A    -    Form of Assignment and Acceptance
Exhibit B    -    Form of Pledge Agreement
Exhibit C-1    -    Form of Revolving Credit Note
Exhibit C-2    -    Form of Swing Note
Exhibit D    -    Form of Security Agreement
Exhibit E    -    Form of Guaranty Supplement
Exhibit F-1    -    Form of Notice of Borrowing
Exhibit F-2    -    Form of Notice of Continuation/Conversion
Exhibit G    -    Form of Secretary’s Certificate
Exhibit H    -    Form of Solvency Certificate
Exhibit I    -    Form of Compliance Certificate

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AMENDED AND RESTATED CREDIT AGREEMENT
THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of August 4, 2020, by and among FORTEGRA FINANCIAL CORPORATION, a corporation incorporated under the laws of the State of Delaware (“Fortegra”), and LOTS INTERMEDIATE CO., a corporation incorporated under the laws of the State of Delaware (“LOTS”, and together with Fortegra, each, a “Borrower” and collectively, the “Borrowers”), the Guarantors (as defined below) from time to time party hereto, the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and FIFTH THIRD BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (the “Administrative Agent”) and Issuing Lender (as defined below).
W I T N E S S E T H:
WHEREAS, the Borrowers, the Lenders party thereto, and Fifth Third Bank, National Association, as Administrative Agent and Issuing Lender, previously entered into that certain Credit Agreement dated December 21, 2017 (as amended, modified, restated or supplemented from time to time, the “Prior Credit Agreement”).
WHEREAS, the Borrowers have requested that the Lenders and the Administrative Agent (i) increase the Aggregate Revolving Commitment Amount from $30,000,000 to $200,000,000, (ii) extend the maturity date and (iii) amend certain other terms of the Prior Credit Agreement, and the Lenders and the Administrative Agent have agreed to make certain revisions to the Prior Credit Agreement on the terms and conditions set forth herein. The parties hereto have agreed to amend and restate the Prior Credit Agreement in its entirety.
WHEREAS, this Amended and Restated Credit Agreement constitutes for all purposes an amendment and restatement of the Prior Credit Agreement and not a new or substitute agreement, and this Amended and Restated Credit Agreement shall not constitute a novation of the parties’ rights and obligations under the Prior Credit Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Lenders and the Administrative Agent agree as follows:
ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.    Definitions.
In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary, (2) Indebtedness assumed in connection with the acquisition of assets from such Person, or (3) Indebtedness secured by a lien encumbering any asset acquired by such specified Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Subsidiary and, with respect to clauses (2) and (3) of the preceding sentence, on the date of consummation of such acquisition of assets.
“Acquisition” shall mean the acquisition (in one transaction or a series of transactions) of all or substantially all of the assets or Capital Stock of a Person, or any assets of any other Person that constitute a business unit or division of any other Person.
“Additional Lender” shall have the meaning assigned to such term in Section 2.22(b).
“Adjusted LIBOR” shall mean a floating rate per annum equal to the quotient of (a) the then applicable LIBOR Rate, divided by (b) one minus the Reserve Percentage.
“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.
“Agent” shall mean each of the Administrative Agent and any other Person appointed under the Loan Documents to serve in an agent or similar capacity.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. As of the Restatement Effective Date, the Aggregate Revolving Commitment Amount equals $200,000,000.
“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Regulated Insurance Company, the insurance department or similar administrative authority or agency located in (a) each state or other jurisdiction in which such Regulated Insurance Company is domiciled or (b) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or other jurisdiction in which such Regulated Insurance Company is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created that asserts regulatory jurisdiction over such Regulated Insurance Company.
“Applicable Lending Office” shall mean, for each Lender, the lending office of such Lender (or an Affiliate of such Lender) designated in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans are to be made and maintained.
“Applicable Margin” shall mean, as of any date, (a) with respect to Base Rate Loans and Reimbursement Obligations, a percentage per annum equal to 1.25%, (b) with respect to LIBOR Rate Loans, a percentage per annum equal to 2.25% and (c) with respect to L/C Participation Fees, a percentage per annum equal to 2.25%.
“Applicable Percentage” shall mean 0.25% per annum.
“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
“Available RP Amount” means, as of any date of determination, the sum of the Permitted FCF Amount for each Fiscal Quarter ended on or after June 30, 2019 and on or prior to the date of determination; provided, that if any Permitted FCF Amount is not used to make a Restricted Payment within four Fiscal Quarters following the date it is added to the Available RP Amount, then on the fifth Fiscal Quarter following such inclusion, such unused Permitted FCF Amounts shall reduce the Available RP Amount; provided, further, the Permitted FCF Amount for each Fiscal Quarter ending prior to the date hereof shall be equal to the amount set forth on Schedule 1(a) attached hereto.
“Availability Period” shall mean the period from the Restatement Effective Date to the Revolving Credit Maturity Date.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and an rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.
“Base Rate” shall mean, the rate per annum equal to the greatest of: (a) the rate of interest announced by Fifth Third Bank, National Association, from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Administrative Agent’s best or lowest rate), (b) the Federal Funds Rate plus one‑half of one percent (0.50%), and (c) the sum of (i) Adjusted LIBOR that would be applicable to a LIBOR Rate Loan with a one month Interest Period advanced on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus (ii) one percent (1.00%).

“Base Rate Loan” shall mean any portion of the outstanding principal amount of the Loan that is bearing interest at the Base Rate.
“Beneficial Owner” shall mean, for each Borrower, any “beneficial owner” as defined in the Beneficial Ownership Regulation.
“Beneficial Owner Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form required by such Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrowers” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Borrowing” shall mean a borrowing consisting of Loans made or continued on the same date and, in the case of LIBOR Rate Loans, as to which a single Interest Period is in effect. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Pro Rata Shares.
“Business Day” shall mean (i) with respect to all notices and determinations in connection with the LIBOR Rate, any day (other than a Saturday or Sunday) on which commercial banks are open in London, England, New York, New York, and Cincinnati, Ohio for dealings in deposits in the London Interbank Market; and (ii) in all other cases, any day on which commercial banks in Cincinnati, Ohio are required by law to be open for business; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which a Master Agreement with a Lender is then in effect with respect to all or a portion of the Revolving Credit Notes, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Master Agreement shall govern with respect to all applicable notices and determinations in connection with such portion of such Revolving Credit Note subject to such Master Agreement.
“Capital Contribution” shall mean one or more capital contributions (whether in the form of assets, cash, cash equivalents and/or securities) pursuant to one or more contribution agreements between Fortegra and Parent or its subsidiaries (other than subsidiaries of Fortegra) by or on behalf of Parent or its subsidiaries (other than subsidiaries of Fortegra) to Fortegra.
“Capital Contribution Account Subsidiary” shall mean any Person that would be considered a Subsidiary solely as a result of any investment held in one or more segregated investment or securities accounts at the Administrative Agent or such other national bank reasonably acceptable to the Administrative Agent (collectively, the “Capital Contribution Account”).
“Capital Lease” shall mean any lease of property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.
“Capital Lease Obligation” shall mean, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.
“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.
“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Administrative Agent, the Issuing Lender, the Swing Line Lender, or the Lenders, as collateral for L/C Obligations, obligations in respect of Swing Loans or obligations of the Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Swing Line Lender or the Issuing Lender, as the case may be, shall agree, in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Issuing Lender or the Swing Line Lender, as applicable.
“Cash Collateral” shall have a meaning correlative to the cash or deposit account balances referred to in the definition of “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd‑Frank Wall Street

Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following:
(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all Fortegra’s properties or assets and those of Fortegra’s Subsidiaries, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Securities Exchange Act of 1934), other than Fortegra or one of its Affiliates or the Permitted Holders; or
(2)    the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Securities Exchange Act of 1934), other than Fortegra or one of its Subsidiaries or the Permitted Holders, becomes the beneficial owner, directly or indirectly, of more than 50% of Fortegra’s Voting Stock, measured by voting power rather than number of shares;
provided that a transaction in which Fortegra becomes a direct or indirect Subsidiary of another Person shall not be deemed to constitute a Change of Control if, immediately following such transaction, the beneficial owners, directly or indirectly through one or more intermediaries, of the Capital Stock of Fortegra immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, Capital Stock of such other Person in a percentage that otherwise would not trigger a Change of Control as set forth above immediately following such transaction (disregarding the ownership of such Person of whom Fortegra has become a direct or indirect Subsidiary for purposes of this analysis).
“Charges” shall have the meaning assigned to such term in Section 11.12.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Collateral” shall have the meaning assigned to such term in the Security Agreement; provided that, notwithstanding anything to the contrary in the Security Agreement, in no event shall the Capital Contribution or proceeds thereof (including cash or other assets resulting therefrom)

that remains in the Capital Contribution Account (or are paid to non‑Loan Parties), constitute or be deemed to constitute Collateral for the Obligations.
“Commitments” shall mean, collectively, as to all Lenders, the Revolving Commitments of such Lenders.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning assigned to such term in Section 11.1(e)(ii).
“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrowers in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit I.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted EBITDA” means, for Fortegra and its Subsidiaries for any period, the net income (or loss) of Fortegra and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, subject to the following adjustments for Fortegra and its Subsidiaries on a consolidated basis determined in accordance with GAAP (with the exception of item (7) below which shall be non‑GAAP):
(1)    plus consolidated net interest expense for such period;
(2)    plus expense for taxes on or measured by income, franchise taxes and other taxes in lieu of income taxes attributable to such period;
(3)    plus depreciation and amortization expense for such period (including any depreciation on assets held in the insurance investment portfolio);
(4)    less interest expense attributable to any Non‑Recourse Indebtedness during such period;
(5)    less unrealized gains and plus unrealized losses, in each case, in respect of the investment portfolio during such period to the extent included in net income;

(6)    less realized gains and plus realized losses, in each case, attributed to equity securities that are classified as trading securities;
(7)    plus realized gains and less realized losses, in each case, on equity securities that are classified as trading securities; provided, however, that such realized gains and/or losses shall only be added or subtracted, respectively, when such equity securities are sold or otherwise impaired on an other‑than‑temporary basis; and furthermore, with respect to such equity securities that are held by Fortegra as of the date hereof, such realized gains or losses shall be determined using a cost basis equal to the fair value of such securities as of the end of the most recently completed quarter prior to the date hereof;
(8)    less or plus (as the case may be) the cumulative effect of a change in accounting principles during such period;
(9)    less or plus (as the case may be) changes as a result of the adoption or modification of accounting policies during such period;
(10)    plus non‑cash expenses and costs that result from the issuance of stock based awards, limited liability company or partnership interest based awards and similar incentive based compensation awards or arrangements during such period;
(11)    plus adjustments for the value of business acquired not accounted for as depreciation or amortization during such period;
(12)    plus impairment of goodwill and other similar non‑cash charges, including, but not limited to, write downs and impairment of property, plant, equipment and intangibles and other long lived assets during such period;
(13)    plus any (i) non-recurring Transaction Costs incurred prior to, or within thirty (30) days of, the Restatement Effective Date in connection with the Transactions in an amount not to exceed $3,000,000 in the aggregate and (ii) expenses incurred in connection with any other transaction, including the issuance of Capital Stock, investment, acquisition, disposition, recapitalization or the incurrence, repayment, amendment, restatement, amendment and restatement, waiver, supplement or other modification of Indebtedness (including in respect of the Fortegra Notes and/or any additional Notes (as defined in the Indenture), the Commitments or Incremental Facility), in each case, whether or not consummated, including any amendment or other modification of this Agreement, during such period;

(14)    plus to the extent actually reimbursed, expenses incurred during such period to the extent covered by indemnification provisions in any agreement in connection with any acquisition or investment;
(15)    plus to the extent covered by insurance (and as to which the applicable insurance carrier has not denied coverage), expenses with respect to liability or casualty events or business interruption during such period;
(16)    plus the amount of any expense or deduction associated with income of any Subsidiaries attributable to non‑controlling interests or minority interests of management and other employees during such period;
(17)    plus any net after‑tax loss from the early extinguishment of Indebtedness (including any write‑off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection therewith); and
(18)    plus all other non‑cash charges or losses for such period and/or less all non‑cash gains for such period.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have the meaning correlative thereto.
“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Defaulting Lender” shall mean, subject to Section 2.21, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its Loans or participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect Parent Company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination made in good faith by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrowers, the Issuing Lender, the Swing Line Lender and each Lender, until such time as such Defaulting Lender status is cured through an agreement among the Borrowers, the Administrative Agent, the Issuing Lender and the Swing Line Lender pursuant to Section 2.21(b).
“Determination Date” has the meaning set forth in the definition of “FCF Percentage” hereof.
“Disproportionate Advance” is defined in Section 2.5(b).
“Disregarded Domestic Subsidiary” shall mean any direct or indirect (other than through a Foreign Subsidiary) Domestic Subsidiary of which all but a de minimis amount of the assets of which consist of equity interests of one or more indirect Foreign Subsidiaries.
“Division” means a division of the assets, liabilities and/or obligations of a Person among two or more surviving Persons, pursuant to a plan of division or similar arrangement under Delaware law (or any comparable event under a different jurisdiction’s laws).
“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean a direct or indirect Subsidiary of the Borrowers organized under the laws of one of the fifty states or commonwealths of the United States or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.4(b)(iii), 11.4(b)(v) and 11.4(b)(vi) (subject to such consents, if any, as may be required under Section 11.4(b)(iii)).
“Employee Benefit Plan” shall have that meaning as defined in Section 3(3) of ERISA and for which the Borrowers or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Borrowers or their ERISA Affiliates or on behalf of beneficiaries of such participants.
“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the protection of the environment, preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Material.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of either Borrower or any Subsidiary resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute including any regulations promulgated thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean with respect to the Borrowers or any ERISA Affiliate, (i) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30‑day notice period is waived); (ii) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; (v) the receipt from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (vii) the incurrence of any liability with respect to the withdrawal or partial withdrawal from any Plan including the withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (viii) or the incurrence of any Withdrawal Liability with respect to any Multiemployer Plan; (ix) the receipt of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (x) a determination that a Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 9.1.
“Excluded Hedging Obligation” shall mean, with respect to any Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Subsidiaries” shall mean the Regulated Insurance Companies, any Disregarded Domestic Subsidiary, any Capital Contribution Account Subsidiary, Fortegra Indemnity, any Foreign Subsidiary, any non‑wholly owned Subsidiary, any Subsidiary that is prohibited by law from guaranteeing the Obligations and any Subsidiary of any of the foregoing.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment (or otherwise pursuant to any Loan Document) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a party to this Agreement, other than pursuant to an assignment request by the Borrowers under Section 2.19 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with the requirements of Section 2.19(f) and (d) any withholding Taxes imposed under FATCA.
“Extensions of Credit” shall mean, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender then outstanding and (ii) such Lender’s Pro Rata Share of the L/C Obligations and Swing Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit or Swing Loan by such Lender, as the context requires.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCF” means for any Measurement Period, Consolidated Adjusted EBITDA, adjusted to subtract cash income taxes and cash interest expenses, in each case, for Fortegra and its Subsidiaries on a consolidated basis determined in accordance with GAAP (to the extent included in calculating Consolidated Adjusted EBITDA).
“FCF Percentage” means for any fiscal quarter, the last day of which shall be a “Determination Date”:
(1)    to the extent the Leverage Ratio of Fortegra and its Subsidiaries determined for the Measurement Period ended on such Determination Date is greater than or equal to 3.25 to 1.00, 50%;
(2)    to the extent the Leverage Ratio of Fortegra and its Subsidiaries determined for the Measurement Period ended on such Determination Date is less than 3.25 to 1.00, but greater than or equal to 2.50 to 1.00, 75%; and
(3)    to the extent the Leverage Ratio of Fortegra and its Subsidiaries determined for the Measurement Period ended on such Determination Date is less than 2.50 to 1.00, 100%.
“Federal Funds Rate” shall mean for any day, the weighted average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fifth Third” means Fifth Third Bank, National Association.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrowers.
“Fiscal Year” shall mean any fiscal year of the Borrowers.
“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.
“Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states or commonwealths of the United States or the District of Columbia.
“Fortegra” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Fortegra Indemnity” shall mean Fortegra Indemnity Company (f/k/a LOTS Reassurance Company).
“Fortegra Notes” means Fortegra’s 8.50% Fixed Rate Resetting Junior Subordinated Notes due 2057 issued under the Indenture.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of the relevant calculation, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP, except that in the event Fortegra is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Agreement.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)), or (y) the stated maximum liability under such Guarantee.
“Guarantor” shall mean the Subsidiary Loan Parties.
“Guaranty Agreement” shall mean and include the Guarantee of the Loan Parties provided for in Article XII, and any other guaranty agreement executed and delivered in order to guarantee the Obligations or any part thereof in form and substance acceptable to the Administrative Agent.
“Guaranty Supplement” shall mean each supplement substantially in the form of Exhibit E executed and delivered by a Domestic Subsidiary of the Borrowers pursuant to Section 6.8.
“Hazardous Materials” shall mean all substances or wastes that are defined or regulated as explosive, radioactive, hazardous, toxic, a pollutant or a contaminant pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Hedging Counterparty” shall mean any Person that, at the time it enters into a Hedging Transaction with a Loan Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Hedging Transaction; provided that at the time of entering into a Hedging Transaction, no Hedging Counterparty shall be a Defaulting Lender.
“Hedging Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Parties (a) with respect to obligations and other liabilities existing on the Restatement Effective Date, owed to any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Restatement Effective Date or (b) owed to any Hedging Counterparty, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross‑currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell‑back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Incremental Facility” shall have the meaning assigned to such term in Section 2.22(a).
“Incremental Revolving Commitment” shall have the meaning assigned to such term in Section 2.22(a).

“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.
“Indebtedness” means any and all obligations of any Person for money borrowed which, in accordance with GAAP, would be reflected on the balance sheet of such Person as a liability on the date as of which Indebtedness is to be determined; provided that Indebtedness shall exclude (a) Non‑Recourse Indebtedness, (b) any undrawn portion of any letters of credit or bank guarantees (or similar obligations), unless the same are drawn and not reimbursed within thirty (30) days thereafter, (c) obligations which would otherwise constitute Indebtedness but which have been cash collateralized or amounts for the repayment thereof placed in escrow or otherwise deposited in defeasance or discharge of such obligations, but only to the extent of such cash collateral or amounts escrowed or otherwise deposited in defeasance or discharge thereof, (d) trade payables and accrued expenses arising in the ordinary course of business, (e) any earn out obligations, (f) prepaid or deferred revenue arising in the ordinary course of business, (g) purchase price holdbacks, indemnities and/or purchase price adjustments arising in the ordinary course of business, (h) intercompany indebtedness incurred in the ordinary course of business, (i) overdraft or other cash management obligations arising in the ordinary course of business, (j) any tax liabilities, including joint and several tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law or (k) the aggregate amount of accrued but unpaid interest (including Additional Interest (as defined in the Indenture)), interest paid‑in‑kind, fees, underwriting discounts, premiums and other costs and expenses incurred in connection with any Indebtedness and all refinancing thereof.
“Indebtedness Ranking Junior to the Fortegra Notes” shall mean any Indebtedness, whether outstanding on the date of the first issuance of the Fortegra Notes or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Fortegra Notes (and any Indebtedness Ranking on a Parity with the Fortegra Notes) in right of payment (including acceleration rights) and upon Fortegra’s dissolution, winding‑up, liquidation, reorganization, or similar events. The securing of any Indebtedness, otherwise constituting Indebtedness Ranking Junior to the Fortegra Notes, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Fortegra Notes if the Fortegra Notes are also so secured on a priority basis.
“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of a Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.3(b).
“Indenture” means that certain Junior Subordinated Indenture dated as of October 16, 2017 between Fortegra and Wilmington Trust, National Association.
“Insurance Business” shall mean one or more of the aspects of the business of selling, issuing or underwriting insurance or reinsurance.
“Intellectual Property” shall mean, with respect to the Borrowers and their Subsidiaries, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights.
“Interest Payment Date” means (a) with respect to any LIBOR Rate Loan, the last day of each Interest Period with respect to such LIBOR Rate Loan and on the maturity date, (b) with respect to any Base Rate Loan (other than Swing Loans), the last Business Day of every calendar month and on the maturity date, and (c) as to any Swing Loan, the last day of the Interest Period with respect to such Swing Loan, and on the maturity date.
“Interest Period” shall mean, with respect to LIBOR Rate Loans and Swing Loans, the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of a LIBOR Rate Loan, one, two or three months thereafter, as the Borrower may elect and (b) in the case of a Swing Loan bearing interest at the Swing Line Lender’s Quoted Rate, on the date one to five Business Days thereafter as mutually agreed to by the Borrowers and the Swing Line Lender; provided that:
(i)    if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    for purposes of determining an Interest Period for a Borrowing of LIBOR Rate Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, if there is no numerically corresponding day in the month in which such Interest Period is to end or if such Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end; and
(iii)    no Interest Period on any Loan may extend beyond the applicable maturity date of such Loan.

“IRS” means the United States Internal Revenue Service or any successor thereto.
“ISA” means the Investment Services Agreement between Fortegra and Tiptree Operating Company, LLC, dated as of May 1, 2017.
“ISP98” shall mean the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
“Issuing Lender” shall mean, with respect to Letters of Credit issued hereunder, Fifth Third, in its capacity as issuer thereof, or any successor thereto.
“L/C Cash Collateral Account” shall have the meaning assigned to such term in Section 9.1.
“L/C Commitment” shall mean the Revolving Commitment.
“L/C Obligations” shall mean at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
“L/C Participants” shall mean the collective reference to all the Revolving Lenders other than the Issuing Lender.
“L/C Participation Fee” is defined in Section 3.3.
“Lenders” shall have the meaning assigned to such term in the introductory paragraph of this Agreement and shall include, where appropriate, each Additional Lender that joins this Agreement pursuant to Section 2.22. Unless the context requires otherwise, the term “Lenders” includes the Swing Line Lender.
“Letter of Credit Application” shall mean an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue, amend or extend a Letter of Credit.
“Letters of Credit” shall mean the collective reference to the standby letters of credit issued pursuant to Section 3.1.
“Leverage Ratio” as of any date of determination, means the ratio of (x) the Indebtedness of Fortegra and its consolidated Subsidiaries as of the end of the most recent Fiscal

Quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”), net of Unrestricted Cash and Cash Equivalents of Fortegra and its Subsidiaries as of the balance sheet date, to (y) Consolidated Adjusted EBITDA of Fortegra and its consolidated Subsidiaries for the period of the most recent four consecutive Fiscal Quarters ending on the balance sheet date (the “Measurement Period”); provided, however, that:
(1)    if Fortegra or any Subsidiary:
(a)    has Incurred any Indebtedness since the balance sheet date that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the balance sheet date shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the balance sheet date and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness shall be calculated as if such discharge had occurred on the balance sheet date; or
(b)    has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of such period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Leverage Ratio includes a discharge of Indebtedness, Indebtedness as of the balance sheet date shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the balance sheet date;
(2)    if since the beginning of such period the Borrowers or any Subsidiary will have made any asset disposition or disposed of or discontinued any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Leverage Ratio includes such an asset disposition:
(a)    the Consolidated Adjusted EBITDA for such period shall be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) directly attributable thereto for such period; and
(b)    if such transaction occurred after the date of such internal financial statements, Indebtedness at the end of such period shall be reduced by an amount equal to the Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the net available cash of such asset disposition and the assumption of Indebtedness by the transferee;
(3)    if since the beginning of such period Fortegra or any Subsidiary (by merger or otherwise) will have made an investment in any Subsidiary (or any Person that becomes a Subsidiary or is merged with or into either Fortegra or a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or group of related assets or line of business, Consolidated Adjusted EBITDA for such period and if such transaction occurred after the balance sheet date, Indebtedness as of such balance sheet date shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such investment or acquisition occurred on the first day of such period; and
(4)    if since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into Fortegra or any Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by Fortegra or a Subsidiary during such period, Consolidated Adjusted EBITDA for such period and, if such transaction occurred after the balance sheet date, Indebtedness as of the balance sheet date shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period or as of the balance sheet date, as applicable.
The pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Fortegra (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S‑X under the Securities Act of 1934). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such Indebtedness if such interest rate agreement has a remaining term in excess of twelve months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of Fortegra, the interest rate shall be calculated by applying such optional rate chosen by Fortegra. In no event shall any adjustment pursuant to clauses (2) or (3) above be made in connection with acquisitions or dispositions arising from (x) reinsurance, coinsurance or similar transactions entered into in the ordinary course of business, (y) dispositions arising from normal course maturities or (z) acquisitions or dispositions of investments in any investment portfolio.

“LIBOR Index Rate” means, for an Interest Period for any Borrowing of LIBOR Rate Loans, the rate per annum (rounded upwards, if necessary, to the next higher one hundred‑thousandth of a percentage point) for deposits in Dollars for a period equal to such Interest Period, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period.
“LIBOR Rate” shall mean, for an Interest Period for a Borrowing of LIBOR Rate Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two Business Days before the beginning of such Interest Period by three or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the LIBOR Rate Loan scheduled to be made by the Administrative Agent as part of such Borrowing; provided that, in no event shall LIBOR Rate be less than 0.50%.
“LIBOR Rate Loan” shall mean each portion of the outstanding principal balance of the Loan that is bearing interest at the Adjusted LIBOR.
“License” shall mean any license, certificate of authority, permit or other authorization which is required to be obtained from any Applicable Insurance Regulatory Authority or other Governmental Authority in connection with the operation, ownership or transaction of the Insurance Business.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement or any preference, priority or other arrangement, in each case, having the practical effect of a security interest or any other security agreement or preferential arrangement having the practical effect of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing but excluding operating leases).
“Loan” shall mean any Revolving Loan or any Swing Loan, as the context shall require.
“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the Guaranty Agreement, each Guaranty Supplement, the Security Documents, all Letter of Credit Applications, all Notices of Borrowing, and all Compliance Certificates, and each other agreement, instrument or document delivered hereunder or thereunder or otherwise that is specified to be a Loan Document. In no event shall any agreements in connection with Hedging Transactions or Treasury Management Agreements constitute a Loan Document.
“Loan Obligations” shall mean all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Lender or any other Lender pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any L/C Obligation or Loan, including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to either Borrower, whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Lender and any other Lender incurred, or required to be reimbursed, by the Borrowers, in each case, pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder.
“Loan Parties” shall mean the Borrowers and the Guarantors.
“LOTS” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Master Agreement” shall have the meaning assigned to such term in the definition of “Hedging Transaction”.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, operations or liabilities (contingent or otherwise) of the Borrowers and their Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.
“Material Agreement” shall mean any contract or other arrangement (other than the Loan Documents), to which either Borrower or any Subsidiary is a party as to which the breach,

nonperformance, termination, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Material Domestic Subsidiary” shall mean at any time any Material Subsidiary of the Borrowers that is also a Domestic Subsidiary.
“Material Indebtedness” shall mean (a) the Fortegra Notes and (b) any other Indebtedness (other than the Loans) of the Borrowers or any of their Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $10,000,000.
“Material Subsidiary” shall mean at any time any direct or indirect wholly‑owned Subsidiary of the Borrowers: (a) having assets (determined on a consolidating basis) in an amount equal to or greater than 5% of the total assets of the Borrowers and their Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time; or (b) having net income (determined on a consolidating basis) in an amount equal to or greater than 5% of the net income of the Borrowers and their Subsidiaries on a consolidated basis for the 12‑month period ending on the last day of the most recent Fiscal Quarter at such time.
“Maximum Rate” shall have the meaning assigned to such term in Section 11.12.
“Measurement Period” has the meaning assigned to such term in the definition of “Leverage Ratio.”
“Minimum Collateral Amount” shall mean, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of (i) the Issuing Lender with respect to Letters of Credit issued and outstanding at such time or (ii) Swing Loans outstanding at such time, and (b) with respect to any other form of Cash Collateral, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.
“Multiemployer Plan” shall have the meaning assigned to such term in Section 4001(a)(3) of ERISA.
“NAIC” means the National Association of Insurance Commissioners.
“Net Mark‑to‑Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging

Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Non‑Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
“Non‑Recourse Indebtedness” means Indebtedness of Fortegra or its Subsidiaries which is (i) secured only by the specific assets of Fortegra or its Subsidiary, respectively, to which such Indebtedness relates or (ii) is without recourse to Fortegra or its Subsidiaries (except for customary exceptions for fraud, environmental indemnities and violation of special purpose entity covenants, unless and until, and for so long as no claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to such customary exceptions shall not be considered Non‑Recourse Indebtedness to the extent such claim is a liability of such person for GAAP purposes), in each case, as characterized as non‑recourse, asset‑specific debt in Fortegra’s GAAP financial statements, including any notes thereto (including non‑GAAP reconciliations for Consolidated Adjusted EBITDA), in each case to the extent such indebtedness relates to investments in Fortegra’s or its Subsidiaries’ investment portfolio or financing associated with premium and/or service contract finance operations (whether now owned or hereafter acquired) or any other similar type of asset‑based financing incurred in the ordinary course of business.
“Notes” shall mean the Revolving Credit Notes and the Swing Note.
“Notice of Borrowing” shall have the meaning assigned to such term in Section 2.4.
“Notice of Continuation/Conversion” shall have the meaning assigned to such term in Section 2.4.
“Obligations” shall mean (a) all Loan Obligations, (b) all Hedging Obligations, (c) all Treasury Management Obligations and (d) all obligations and indebtedness of either Borrower or any other Loan Party under corporate card agreements, arrangements or programs (including, without limitation, purchasing card and travel and entertainment card agreements, arrangements or programs) maintained with the Administrative Agent, any Lender and any Affiliate of the Administrative Agent or a Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided that the Obligations of a Loan Party shall exclude any Excluded Hedging Obligations with respect to such Loan Party.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.24).
“Parent” shall mean Tiptree Operating Company, LLC, a Delaware limited liability company, and its Affiliates.
“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning assigned to such term in Section 11.4(d).
“Participant Register” shall have the meaning assigned to such term in Section 11.4(d).
“Patriot Act” shall have the meaning assigned to such term in Section 4.1(f).
“Payment Office” shall mean the office of the Administrative Agent located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, or such other location as to which the Administrative Agent shall have given written notice to the Borrowers and the other Lenders.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Perfection Certificate” means that certain Perfection Certificate dated as of the Restatement Effective Date from the Borrowers and the other Loan Parties to the Administrative Agent.

“Permitted Encumbrances” shall mean:
(i)    Liens for Taxes (A) not yet due, (B) which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (C) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;
(ii)    statutory Liens of landlords, carriers, warehousemen, mechanics, material men, repairmen and other like Liens imposed by operation of law in the ordinary course of business for amounts (A) not yet due, (B) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP or (C) with respect to which the failure to make payment could not be reasonably expected to have a Material Adverse Effect;
(iii)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(iv)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, stay and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(v)    judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(vi)    easements, zoning restrictions, rights‑of‑way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrowers and their Subsidiaries taken as a whole;
(vii)    customary rights of set‑off relating to (A) revocation, refund or chargeback under deposit agreements or under the UCC or common law of banks or other financial institutions where either Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as Cash Collateral) in the ordinary course of business and (B) purchase orders and other similar agreements entered into in the ordinary course of business; and

(viii)    any other Liens incurred, granted or arising in the ordinary course of business so long as such Liens do not secure Indebtedness.
“Permitted FCF Amount” means, for any Determination Date, an amount equal to the product of (a) FCF for the Measurement Period then ended divided by four (4), multiplied by (b) the FCF Percentage applicable to such Measurement Period; provided that, in no event shall the Permitted FCF Amount be less than zero.
“Permitted Holders” shall mean (a) Tiptree Inc. and its Affiliates and the directors, officers, members of management and employees of Fortegra who are holders of Capital Stock and (b) any group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder in effect on the date hereof) of which any of the foregoing are members; provided that in the case of clause (b) and without giving effect to the existence of such group or any other group, (x) the Persons described in clause (a) above, collectively, have beneficial ownership directly or indirectly of more than 50% of the total voting power of Fortegra’s voting Capital Stock held by such group.
“Permitted Liens” shall have the meaning assigned to such term in Section 8.2.
“Person” shall mean any natural person, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any other entity.
“Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which either Borrower or any ERISA Affiliate either (i) maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them or (ii) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or a “contributing sponsor” (as defined in ERISA Section 4001(a)(13)).
“Platform” shall have the meaning assigned to such term in Section 11.1(e)(i).
“Pledge Agreement” shall mean that certain Amended and Restated Pledge Agreement dated as of the date hereof and substantially in the form of Exhibit B, agreed by Fortegra and LOTSolutions, Inc., in favor of the Administrative Agent for the benefit of the Lenders, as amended, restated, supplemented or otherwise modified from time to time.
“Prior Credit Agreement” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Pro Rata Share” shall mean (i) with respect to, and when used in the context of, any Revolving Commitment of any Revolving Lender, any Letters of Credit issued or participations purchased therein by any Revolving Lender at any time and any participations in Swing Loans purchased by any Revolving Lender, a percentage, the numerator of which shall be such Revolving Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be Aggregate Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders), (ii) with respect to, and when used in the context of, Obligations owed to any Lender in connection with Obligations under clause (i) above, shall mean a percentage, the numerator of which shall be the outstanding principal balance of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the Aggregate Revolving Commitments (or if such Aggregate Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified ECP Guarantor” means, in respect of any Hedging Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Hedging Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Plan” shall mean an Employee Benefit Plan that is intended to be tax‑qualified under Section 401(a) of the Code.
“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) the Issuing Lender.
“Register” shall have the meaning assigned to such term in Section 11.4(c).
“Regulated Insurance Company” shall mean any Subsidiary of the Borrowers, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact

Insurance Business in any jurisdiction and is regulated by any Applicable Insurance Regulatory Authority.
“Regulation T, U and X” shall mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Reimbursement Obligation” shall mean the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Removal Effective Date” shall have the meaning assigned to such term in Section 10.8(b).
“Required Lenders” shall mean, at any date, any combination of Lenders holding more than fifty percent (50%) of the aggregate amount of the Revolving Commitment or, if the Revolving Commitment has been terminated, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. For the purposes of this definition, any Lender and its Affiliates shall constitute a single Lender. Notwithstanding the foregoing, at any time there are exactly two Lenders, “Required Lenders” shall mean both Lenders.
“Requirement of Law” for any Person shall mean any law, treaty, rule or regulation, or determination of a Governmental Authority having the force of law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserve Percentage” means, for any Borrowing of LIBOR Rate Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any category of extensions of credit or other assets that include loans by non‑United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the LIBOR Rate Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.
“Resignation Effective Date” shall have the meaning assigned to such term in Section 10.8(a).
“Responsible Officer” shall mean any of the chairman, the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrowers or such other representative of the Borrowers as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; provided that, with respect to the financial covenants and Compliance Certificate, “Responsible Officer” shall mean only the chief financial officer or the treasurer of the Borrowers.
“Restatement Effective Date” shall mean the date on which the conditions precedent set forth in Section 4.1 and Section 4.2 hereof have been satisfied or waived in accordance with Section 11.2, as applicable.
“Restricted Payment” shall have the meaning assigned to such term in Section 8.5.
“Reuters Screen LIBOR01 Page” means the display designated as the “LIBOR01 Page” and captioned as ICE Benchmark Administration Interest Settlement Rates, on the Reuters America Network, a service of Reuters America Inc. (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market).
“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrowers in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.22, or in the case of a Person becoming a Lender after the Restatement Effective Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or decreased pursuant to the terms hereof.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s Revolving Loans, (ii) the outstanding amount of such Lender’s funded participations in L/C Obligations at such time, (iii) such Lender’s Pro Rata Share of any unfunded participations in L/C Obligations at such time, (iv) the amount of such Lender’s funded participations in Swing Loans at such time and (v) such Lender’s Pro Rata Share of any unfunded participations in Swing Loans at such time.

“Revolving Credit Maturity Date” shall mean August 4, 2023 or such earlier date on which the Revolving Commitments are terminated in whole pursuant to Section 2.7 or 9.1.
“Revolving Credit Note” shall mean a promissory note of the Borrowers payable to a requesting Revolving Lender in the principal amount of such Revolving Lender’s Revolving Commitment, in substantially the form of Exhibit C-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.
“Revolving Lender” shall mean any Lender with an outstanding Revolving Commitment or, if the Revolving Commitments have terminated or expired, any Lender with any Revolving Credit Exposure.
“Revolving Loan” shall mean a loan made by a Lender to the Borrowers under its Revolving Commitment.
“Risk-Based Capital Ratio” shall mean the ratio of NAIC Risk Based Capital (as defined in the NAIC standards) for any Regulated Insurance Company on an individual basis, calculated at the end of any Fiscal Year, to the “authorized control level” (as defined in the NAIC standards) calculated at the end of any Fiscal Year.
“Sanctioned Country” shall mean a country or territory that is the subject of a Sanctions Program.
“Sanctioned Person” shall mean (i) a Person named on a Sanctions List, each Person owned or controlled by a Person named on a Sanctions List, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled, directly or indirectly, by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a Sanctions Program.
“Sanctions Lists” means, and includes, (a) the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC, (b) the list of Sectoral Sanctions Identifications maintained by the U.S. Department of Treasury, (c) the list of Foreign Sanctions Evaders maintained by the U.S. Department of Treasury, and (d) any similar list maintained by the U.S. State Department, the U.S. Department of Commerce, the U.S. Department of Treasury, or any other U.S. Governmental Authority, or maintained by a Canadian Governmental Authority, the United Nations Security Counsel, or the European Union.
“Sanctions Programs” means (a) all economic, trade, and financial sanctions programs administered by OFAC (including all laws, regulations, and Executive Orders administered by OFAC), the U.S. State Department, and any other U.S. Governmental Authority, including the Bank Secrecy Act, anti-money laundering laws (including the Patriot Act), and any and all similar United States federal laws, regulations or Executive Orders, and, to the extent applicable, any similar laws, regulations or orders adopted by any State within the United States, and (b) to the extent applicable, all similar economic, trade, and financial sanctions programs administered, enacted, or enforced by the European Union or the United Kingdom.
“SBAC” means South Bay Acceptance Corporation, a California corporation.
“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Creditors” shall have the meaning assigned to such term in the Security Agreement.
“Security Agreement” shall mean the Amended and Restated Security Agreement, dated as of the date hereof and substantially in the form of Exhibit D, agreed by the Borrowers and the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Lenders, as amended, restated, supplemented or otherwise modified from time to time.
“Security Documents” shall mean the Pledge Agreement, the Security Agreement, and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant thereto or pursuant to Section 6.8 and/or Section 6.9.
“Senior Indebtedness” shall mean all Indebtedness of the Borrowers, whether presently existing or from time to time hereafter incurred, created, assumed or existing, except (a) Indebtedness Ranking on a Parity with the Fortegra Notes, (b) Indebtedness Ranking Junior to the Fortegra Notes and (c) Indebtedness evidenced by an instrument that expressly provides that such Indebtedness is not Senior Indebtedness.
“Senior Leverage Ratio,” as of any date of determination, shall mean the ratio of (a) the Senior Indebtedness of Fortegra and its consolidated Subsidiaries as of the balance sheet date, net of Unrestricted Cash and Cash Equivalents of Fortegra and its Subsidiaries as of the balance sheet date, to (b) Consolidated Adjusted EBITDA of Fortegra and its consolidated Subsidiaries for the Measurement Period ending on the balance sheet date. The Senior Leverage Ratio shall be calculated in a manner consistent with the definition of Leverage Ratio, including any pro forma adjustments as set forth therein.
“Solvent” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“South Bay Credit Facility” means that certain Loan Agreement dated April 28, 2017 (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), among SBAC, as borrower, those certain affiliates of SBAC party thereto, as guarantors, and Fifth Third Bank, National Association, as lender (together with any successor, assignee, replacement lender or any agent for the benefit of the lenders under such Loan Agreement, collectively, the “South Bay Lender”).
“South Bay Guaranty” means that certain guaranty made by SBAC in favor of the South Bay Lender pursuant to that certain Loan Agreement dated August 5, 2019 among South Bay Funding LLC, as borrower, SBAC as guarantor and the South Bay Lender, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Subsidiary” of any Person shall mean (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Fortegra. Notwithstanding the foregoing, Capital Contribution Account Subsidiaries shall not be deemed to constitute Subsidiaries for purposes of Article V of this Agreement (except with respect to the representations and warranties contained in Sections 5.7, 5.10, 5.11, 5.18 and 5.19, Article VI of this Agreement (except with respect to the covenant in Section 6.4) and Article VIII of this Agreement; provided that for purposes of Section 6.1(a) and (b) of this Agreement, financial statements of Fortegra and its Subsidiaries may include the Capital Contribution Account Subsidiaries).
“Subsidiary Loan Party” shall mean each Material Domestic Subsidiary of the Borrowers, other than the Excluded Subsidiaries.
“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.2.
“Swing Line Lender” means Fifth Third Bank, National Association, and any successor acting in such capacity.
“Swing Line Lender’s Quoted Rate” is defined in Section 2.2(c).

“Swing Line Sublimit” means $17,500,000, as reduced pursuant to the terms hereof.
“Swing Loan” and “Swing Loans” each is defined in Section 2.2.
“Swing Note” shall mean a promissory note of the Borrowers payable to the Swing Line Lender in the principal amount of the Swing Line Sublimit, in substantially the form of Exhibit C-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Conditions” shall mean, collectively, (a) the payment in full in cash of the Loan Obligations (other than any (1) contingent obligations for which no claim has been asserted and (2) secured Hedging Obligations owed to any Hedging Counterparty or Treasury Management Obligations), (b) the termination or expiration of all Letters of Credit (unless Cash Collateralized or otherwise backstopped on terms satisfactory to the Issuing Lender) and (c) the termination or expiration of the Commitments.
“Transaction Costs” shall mean any costs, fees or expenses paid in cash by a Borrower or any of its Subsidiaries in connection with the Transactions.
“Transactions” shall mean, on the Restatement Effective Date, the execution and delivery of the Loan Documents and the payment of fees and expenses incurred in connection therewith.
“Treasury Management Agreement” shall mean any agreements governing the provision to such Loan Parties of treasury or cash management services, including deposit accounts, funds transfer, purchasing card services, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
“Treasury Management Bank” means any Person that, at the time it enters into a Treasury Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Treasury Management Agreement; provided that at the time of entering into a Treasury Management Agreement, no Treasury Management Bank shall be a Defaulting Lender.
“Treasury Management Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Parties (a) with respect to obligations and other liabilities existing on the Restatement Effective Date, owed to any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Restatement Effective Date or (b) owed to any Treasury Management Bank, pursuant to any Treasury Management Agreements.

“Trust Preferred Indenture” shall mean the Indenture, dated as of June 20, 2007, by and between LOTS, as issuer, and Wilmington Trust Company, as trustee.
“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non‑perfection of the Security Interests (as defined in the Security Agreement) in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non‑perfection.
“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.
“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, any unrestricted cash and cash equivalents held by Fortegra or any of its Subsidiaries (other than any Subsidiary that is a Regulated Insurance Company), minus (1) any cash or cash equivalents of Fortegra or any of its Subsidiaries (other than any Subsidiary that is a Regulated Insurance Company) that have been generated from any sale of marketable securities of (and initiated by) Fortegra or such Subsidiaries (other than those marketable securities sold in the ordinary course of business (as determined by Fortegra in commercially reasonable good faith); it being understood that an amount equal to 110% of the average unrestricted cash and cash equivalents for Fortegra and such Subsidiaries for the Measurement Period ending on or prior to the date of determination shall be deemed to be generated in the ordinary course of business for Fortegra and such Subsidiaries); and (2) any cash proceeds from the issuance of additional Indebtedness on the date such Indebtedness is incurred. For the avoidance of doubt, any cash or cash equivalents subject to a Lien securing any Indebtedness otherwise permitted to be Incurred shall be included in the calculation of Unrestricted Cash and Cash Equivalents. In no event shall Fortegra be permitted to net cash or cash equivalents constituting proceeds of asset sales to the extent such asset sales are undertaken solely for the purpose of increasing cash and cash equivalents for the purpose of reducing the Leverage Ratio (or Senior Leverage Ratio) as of any date of determination and not for any other business purpose (as determined by Fortegra in commercially reasonable good faith).
“Unused Revolving Commitment” means, at any time, the difference between (a) the Revolving Commitments then in effect and (b) the aggregate outstanding principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding (other than L/C Obligations that are Cash Collateralized); provided that Swing Loans outstanding from time to time shall be deemed to reduce the Unused Revolving Commitment of the Administrative Agent for purposes of computing the commitment fee under Section 2.13(b).
“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2.    Accounting Terms and Determination    .
(a)    Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrowers and their Subsidiaries delivered pursuant to Section 6.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Borrowers and their Subsidiaries last delivered to the Administrative Agent in connection with this Agreement). Notwithstanding anything herein to the contrary, any obligation of a Person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such Person shall not be treated as a capitalized lease as a result of the adoption of FASB ASC 842 (or any other similar promulgation or methodology under GAAP with respect to the same subject matter as FASB ASC 842) and/or any future changes in GAAP or changes in the application of GAAP.
(b)    Notwithstanding anything to the contrary in this Agreement, (i) the Capital Contribution, (ii) the cash and other assets resulting therefrom, (iii) the gains, losses, income and expense generated by the Capital Contribution, and (iv) the financial impact of any use or disposition of the Capital Contribution, shall in each case be excluded from the determination of any financial definition herein (including Consolidated Adjusted EBITDA) and from the calculation of any financial ratio or any carve-out, threshold or basket in any covenant herein.
Section 1.3.    Terms Generally    .
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. To the extent that any of the representations and warranties contained in ARTICLE V under this Agreement is qualified by “Material Adverse Effect”, then the qualifier “in all material respects” contained in Section 9.1(c) shall not apply. Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. In determining whether any individual event, act, condition or occurrence of the foregoing types could reasonably be expected to result in a Material Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other such events, acts, conditions or occurrences of the foregoing types which have occurred could reasonably be expected to result in a Material Adverse Effect. Any certificate or other writing required hereunder or under any other Loan Document to be certified by a Responsible Officer of any Person shall be deemed to be executed and delivered by such Responsible Officer solely in such individual’s capacity as a Responsible Officer of such Person and not in such Responsible Officer’s individual capacity.
Section 1.4.    Rounding.
Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
Section 1.5.    Rates    .
The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any replacement rate determined in accordance with Section 2.16) or the effect of any of the foregoing, or of any amendment required by Section 2.16 in connection with the foregoing.
Section 1.6.    Divisions.

For all purposes under the Loan Documents, in connection with any Division or plan of Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, consummate a Division without the prior written consent of Administrative Agent.
ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1.    Revolving Loans    .
Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in accordance with its Pro Rata Share of the Revolving Commitments, to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result (after giving effect to any repayment of L/C Obligations with the proceeds of such Revolving Loan) in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrowers shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrowers may not borrow or reborrow should there exist a Default or Event of Default.
Section 2.2.    Swing Loans.
(a)     Generally. Subject to the terms and conditions hereof, as part of the Revolving Commitment, the Swing Line Lender shall make loans in Dollars to the Borrowers under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit; provided, however, the sum of the aggregate Revolving Credit Exposure of all Lenders at any time outstanding shall not exceed the Aggregate Revolving Commitment Amount in effect at such time. The Swing Loans may be availed of by the Borrowers from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Maturity Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000. Notwithstanding anything herein to the contrary, the Swing Line Lender shall be under no obligation to make any Swing Loan if any Lender is at such time a Defaulting Lender hereunder unless the Borrower or such Defaulting Lender has provided Cash Collateral in compliance with Section 2.25 sufficient to eliminate the Swing Line Lender’s risk with respect to such Defaulting Lender.

(b)    Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to, at the option of the Borrowers, (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Swing Line Lender’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable prior to such maturity on the last day of each Interest Period applicable thereto.
(c)    Requests for Swing Loans. The Borrowers shall give the Administrative Agent prior notice (which may be written or oral), no later than 10:00 a.m. (Cincinnati time) on the date upon which the Borrowers request that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. The Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from the Borrowers. Within 30 minutes after receiving such notice, the Swing Line Lender shall in its discretion quote an interest rate to the Borrowers at which the Swing Line Lender would be willing to make such Swing Loan available to the Borrowers for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swing Line Lender’s Quoted Rate”). The Borrowers acknowledge and agree that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrowers do not so immediately accept the Swing Line Lender’s Quoted Rate for the full amount requested by the Borrowers for such Swing Loan, the Swing Line Lender’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrowers on the date so requested at the offices of the Swing Line Lender in Cincinnati, Ohio. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Swing Line Lender shall not be obligated to make more than one Swing Loan during any one day.
(d)    Refunding of Swing Loans. In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Borrowers (which the Borrowers hereby irrevocably authorize the Swing Line Lender to act on their behalf for such purpose) and with notice to the Borrowers and the Administrative Agent, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(g) or 9.1(h) exists with respect to either Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Cincinnati, Ohio, before 12:00 noon (Cincinnati time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.
(e)    Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 2.2(d) above (because an Event of Default described in Section 9.1(g) or 9.1(h) exists with respect to either Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans; provided that the foregoing purchases shall be deemed made hereunder without any further action by such Lender, the Swing Line Lender or the Administrative Agent. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Pro Rata Share of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set‑off, counterclaim or defense to payment which any Lender may have or have had against either Borrower, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Commitment of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.
Section 2.3.    [RESERVED].
Section 2.4.    Procedure for Borrowings    .
(a)    Notice to the Administrative Agent.    The Borrowers shall give the Administrative Agent notice of each Borrowing prior to 11:00 a.m. (Cincinnati time): (i) at least 3 Business Days before the date on which the Borrowers request the Lenders to advance a Borrowing of LIBOR Rate Loans and (ii) on the date the Borrowers request the Lenders to advance a Borrowing of Base Rate Loans; provided, that the request for a Borrowing on the Restatement Effective Date may, at the discretion of the Administrative Agent, be given later than the times specified herein. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. Thereafter, the Borrowers may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.6, a portion thereof, as follows: (i) if such Borrowing is of LIBOR Rate Loans, on the last day of the Interest Period applicable thereto, the Borrowers may continue part or all of such Borrowing as LIBOR Rate Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrowers may convert all or part of such Borrowing into LIBOR Rate Loans for an Interest Period or Interest Periods specified by the Borrowers. The Borrowers shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by email (with a pdf copy of the applicable fully‑executed notice), telephone, or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit F-1 (“Notice of Borrowing”) or Exhibit F-2 (“Notice of Continuation/Conversion”), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of LIBOR Rate Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into LIBOR Rate Loans must be given by no later than 11:00 a.m. (Cincinnati time) at least 3 Business Days before the date of the requested continuation or conversion. Each notice shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing to be advanced, continued or converted, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the type of Loans to comprise such new, continued or converted Borrowing, and (iv) if such Borrowing is to be comprised of LIBOR Rate Loans, the Interest Period applicable thereto. A notice received after 11:00 a.m. (Cincinnati time) shall be deemed received on the next Business Day. Promptly following the receipt of a Notice of Borrowing herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing of Revolving Loans. The Borrowers agree that the Administrative Agent may rely on any such email, telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is a Responsible Officer without the necessity of independent investigation (the Borrowers hereby indemnify the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.
(b)    Borrowers’ Failure to Notify; Automatic Continuations and Conversions; Automatic Extensions of Loan if Reimbursement Obligations Not Repaid. If the Borrowers fail to give proper notice of the continuation or conversion of any outstanding Borrowing of LIBOR Rate Loans before the last day of its then current Interest Period within the period required by Section 2.4(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 4.1 for the continuation or conversion of a Borrowing of LIBOR Rate Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.10, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrowers fail to give notice pursuant to Section 2.4(a) of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m. (Cincinnati time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Commitment (or, at the option of the Administrative Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing, if otherwise available hereunder, shall be applied to pay the Reimbursement Obligation then due.
Section 2.5.    Funding of Borrowings.
(a)    Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 1:00 p.m. to the Administrative Agent at the Payment Office. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrowers with the Administrative Agent or at the Borrowers’ option, by effecting a wire transfer of such amounts to an account designated by the Borrowers to the Administrative Agent.
(b)    Unless the Administrative Agent shall have been notified by any Lender prior to 12:00 p.m. on the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the

Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrowers on such date a corresponding amount (each such advance, a “Disproportionate Advance”). If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such Disproportionate Advance on demand from such Lender together with interest thereon in respect of each day during the period commencing on the date such Disproportionate Advance was made available to the Borrowers and ending on (but excluding) the date such Lender makes available such Disproportionate Advance to the Administrative Agent at a rate per annum equal to: (i) from the date the Disproportionate Advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non‑payment and (ii) from the date 2 Business Days after the date such share of the applicable Borrowing is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
(c)    All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares of the applicable facility. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
Section 2.6.    Minimum Borrowing Amounts; Maximum LIBOR Rate Loans. Each Borrowing of Base Rate Loans (other than Swing Loans) advanced shall be in an amount not less than $500,000 or such greater amount that is an integral multiple of $50,000. Each Borrowing of LIBOR Rate Loans advanced, continued or converted shall be in an amount equal to $1,000,000 or such greater amount that is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than five (5) Borrowings of LIBOR Rate Loans outstanding at any one time.
Section 2.7.    Optional Reduction and Termination of Revolving Commitments    .
(a)    Unless previously terminated, all Revolving Commitments shall terminate on the Revolving Credit Maturity Date.

(b)    Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrowers may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender and any partial reduction pursuant to this Section 2.7 shall be in an amount of at least $1,000,000 and any larger multiple of $500,000. The Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount. Any termination of the Aggregate Revolving Commitments pursuant to this Section 2.7 may not be reinstated.
(c)    The Borrowers may terminate (on a non‑ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than five Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.21 will apply to all amounts thereafter paid by the Borrowers for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent or any Lender may have against such Defaulting Lender.
(d)    Notwithstanding the foregoing, any notice of a termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of one or more other transactions, in which case such notice may be revoked (subject to the payment of amounts due under Section 2.18) by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
Section 2.8.    Repayment of Loans    . The outstanding principal amount of all Revolving Loans and Swing Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Credit Maturity Date.
Section 2.9.    Evidence of Indebtedness    .
(a)    Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Extension of Credit made hereunder by each Lender and the Interest Period applicable thereto, (iii) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of such Extension of Credit and (iv) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Loans and each Lender’s applicable Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b)    In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit. ln the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(c)    At the request of any Lender at any time, the Borrowers agree that they will execute and deliver to such Lender a Revolving Credit Note payable to the order of such Lender. At the request of the Swing Line Lender, the Borrowers agree that they will execute and deliver a Swing Note payable to the order of the Swing Line Lender.
Section 2.10.    Optional Prepayments    .
The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than 11:00 a.m. not less than three Business Days prior to any such prepayment of LIBOR Rate Loans or, in the case of a Borrowing of Base Rate Loans or Swing Loans bearing interest at the Swing Line Lender’s Quoted Rate, notice delivered by the Borrowers to the Administrative Agent not later than 11:00 a.m. on the date of prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s applicable Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice and, in the case of LIBOR Rate Loans, all accrued interest to such date on the amount so prepaid in accordance with Section 2.12(b); provided that if a Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrowers shall also pay all amounts required pursuant to Section 2.18. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; provided, that the amount remaining outstanding shall be in an amount not less than required by Section 2.6. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing. A notice of prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. All prepayments of LIBOR Rate Loans under this Section 2.10 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of prepayment. Notwithstanding the foregoing, any notice of prepayment delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of one or more other transactions, in which case such notice may be revoked (subject to the payment of amounts due under Section 2.18) by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied, so long as notice of such revocation is delivered to the Administrative Agent no later than the Business Day (or such shorter period as the Administrative Agent may agree) prior to the proposed date of prepayment.
Section 2.11.    Mandatory Prepayments    .
If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.7 or otherwise, the Borrowers shall first, immediately repay Revolving Loans and, if necessary, Swing Loans, second, repay any Reimbursement Obligations and thereafter, Cash Collateralize undrawn L/C Obligations in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.18.
Section 2.12.    Interest on Loans    .
(a)    Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a LIBOR Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears by the Borrowers on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
(b)    LIBOR Rate Loans. Each LIBOR Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable in arrears by the Borrowers on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
(c)    Default Rate. Notwithstanding clauses (a) and (b) above, if (i) an Event of Default specified in Section 9.1(a), Section 9.1(b), Section 9.1(g) or Section 9.1(h) has occurred and is continuing, (ii) if an Event of Default specified in Section 9.1(d) (solely with respect to noncompliance with Section 8.4) or Section 9.1(e) (solely with respect to an Event of Default caused by a failure to deliver the financial statements required by Section 6.1) has occurred and has been continuing for thirty (30) days or (iii) otherwise at the request of the Required Lenders if any other Event of Default has occurred and is continuing, then at the request of the Required Lenders, the Borrowers shall pay interest, in each case (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, L/C Participation Fees and other amounts owing by it at a rate per annum equal to:
(i)    for any Base Rate Loan and any Swing Loan bearing interest at the Base Rate, the sum of 2.00% per annum plus the Applicable Margin plus the Base Rate from time to time in effect;

(ii)    for any LIBOR Rate Loan and any Swing Loan bearing interest at the Swing Line Lender’s Quoted Rate, the sum of 2.00% per annum plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.00% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;
(iii)    for any Reimbursement Obligation, the sum of 2.00% plus the amounts due under Section 3.5 with respect to such Reimbursement Obligation;
(iv)    for any Letter of Credit, the sum of 2.00% plus the L/C Participation Fee due under Section 3.3 with respect to such Letter of Credit; and
(v)    for any other amount owing hereunder not covered by clauses (i) through (iv) above, the sum of 2.00% plus the Applicable Margin plus the Base Rate from time to time in effect.
(d)    Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.
Section 2.13.    Fees    .
(a)    The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by Fortegra and the Administrative Agent in that certain Engagement Letter dated June 17, 2020, or as otherwise agreed to in writing between Fortegra and the Administrative Agent.
(b)    The Borrowers agree to pay to the Administrative Agent for the account of each Lender (other than Defaulting Lenders) a commitment fee, which shall accrue at the Applicable Percentage per annum on the daily amount of the Unused Revolving Commitment of such Lender during the Availability Period.
(c)    Accrued fees under clause (b) above shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on September 30, 2020 and on the Revolving Credit Maturity Date (and if later, the date the Loans shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Credit Maturity Date shall be payable on demand.
(d)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to clause (b) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), or any amendment fees hereafter offered to any Lender, and the pro rata payment provisions of Section 2.20 will automatically be deemed adjusted to reflect the provisions of this Section.

Section 2.14.    Computation of Interest and Fees    .
Interest on the Loans shall accrue commencing on the day on which the disbursement of proceeds of the Loan or applicable portion thereof is made. Payments of interest that are periodically required shall include interest accrued to (but excluding) the day on which the payment is made. All other computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.15.    [RESERVED]    .
Section 2.16.    Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.
(a)     In the event, prior to the first day of any Interest Period for any Borrowing of LIBOR Rate Loans:
(i)    the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or
(ii)    the Required Lenders advise the Administrative Agent that (A) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their LIBOR Rate Loans for such Interest Period or (B) that the making or funding of LIBOR Rate Loans become impracticable, then the Administrative Agent shall forthwith give written notice thereof to the Borrowers and the Lenders (which shall be conclusive and binding on the Borrowers and the Lenders), and (x) any request for LIBOR Rate Loans or for a conversion to or continuation of a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (y) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (z) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Administrative Agent determines that the circumstances giving rise to such suspension no longer exist, in which event the Administrative Agent shall so notify the Borrowers and the Lenders.
(b)    In the event Administrative Agent shall determine (which determination shall be deemed presumptively correct absent manifest error) that:

(i)    the circumstances set forth in Section 2.16(a) have arisen and such circumstances are unlikely to be temporary;
(ii)    a public statement or publication of information (A) by or on behalf of the administrator of LIBOR, or by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator of LIBOR, in each case, which states that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide LIBOR; (B) by the administrator of LIBOR that it has invoked or will invoke, permanently or indefinitely, its insufficient submissions policy, or (C) by the regulatory supervisor for the administrator of LIBOR or any Governmental Authority having jurisdiction over the Administrative Agent announcing that LIBOR is no longer representative or may no longer be used;
(iii)    a LIBOR Rate is not published by the administrator for five (5) consecutive Business Days and such failure is not the result of a temporary moratorium, embargo or disruption declared by the administrator of LIBOR or by the regulatory supervisor for the administrator of LIBOR; or
(iv)    a new index rate has become a widely-recognized replacement benchmark rate for LIBOR in newly originated loans denominated in Dollars in the U.S. market;
then, Administrative Agent may, in consultation with the Borrowers, amend this Agreement as described below to replace LIBOR with an alternative benchmark rate, and to modify the applicable margins and make other related amendments, in each case giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated credit facilities, or any selection, endorsement or recommendation by a relevant governmental body with respect to such facilities. The Administrative Agent shall provide notice to the Borrowers and enter into an amendment of this Agreement to reflect the replacement index, adjusted margins and such other related amendments as may be appropriate, in the sole discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate; provided, however, any amendment that would have the effect of increasing the L/C Participation Fee shall require the consent of the Borrowers. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including, without limitation, Section 11.2), such amendment shall become effective without any further action or consent of any other party to this Agreement on the fifth (5th) Business Day after the date that a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such fifth (5th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment. For the avoidance of doubt, following the date when a determination is made pursuant to subsection (b)(i) above and until a replacement index has been selected and implemented in accordance with the terms and conditions of subsection (b)(ii) above, all Loans shall accrue interest at, and the interest rate shall be, the Base Rate.
(c)    Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, then at such times, such index shall be deemed to be zero for purposes of this Agreement.
Section 2.17.    Increased Cost.
(a)    Increased Costs Generally.    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except with respect to the applicable Reserve Percentage with respect to any LIBOR Rate Loans) or the Issuing Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrowers will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Section 2.17(a) or (b) above and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine‑month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.18.    Funding Indemnity    .
In the event of (a) the payment of any principal of a LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure by the Borrowers to borrow, continue or prepay any LIBOR Rate Loan, on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), or (c) a reallocation of LIBOR Rate Loans among the Lenders by the Administrative Agent pursuant to Section 2.22(f), then, in any such event, the Borrowers shall compensate each Lender, within five Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event (excluding loss of anticipated profits). Such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Loan if such event had not occurred at the rate applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan) over (B) the amount of interest that would accrue on the principal amount of such Loan for the same period if the rate were set on the date such Loan was prepaid or converted or the date on which the Borrowers failed to borrow or continue such Loan. A certificate as to any additional amount payable under this Section 2.18 submitted to the Borrowers by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
Section 2.19.    Taxes    .
(a)    For purposes of this Section 2.19, the term “Lender” includes the Issuing Lender and the term “applicable law” includes FATCA.
(b)    Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except to the extent required by law; provided that if the Borrowers shall be required (as determined in the good faith discretion of the applicable Borrower) to deduct or withhold any Tax from such payments, then (i) the Borrowers shall be entitled to make such deductions or withholdings, (ii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (iii) if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to Indemnified Taxes) the Administrative Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made.
(c)    In addition, the Borrowers shall pay, without duplication, any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.
(d)    The Borrowers shall indemnify the Administrative Agent and each Lender, twenty Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment delivered to the Borrowers by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided, however, that as soon as practicable after any payment of such Indemnified Taxes by such Lender or the Administrative Agent to any Governmental Authority, such Lender or the Administrative Agent shall deliver to the Borrowers, as soon as reasonably practicable, the original or a certified copy of a receipt issued by such authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Borrowers.

(e)    Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).
(f)    As soon as practicable after any payment of Indemnified Taxes by the Borrowers to a Governmental Authority, the Borrowers shall, to the extent available to the Borrowers, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under the Loan Documents shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrowers in writing, such properly completed and executed documentation prescribed by applicable law or reasonably requested in writing by the Borrowers as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrowers, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrowers (or in the case of a Participant, to the Lender from which the related participation shall have been purchased and to the Administrative Agent), as appropriate, two duly completed originals of (i) IRS Form W‑8ECI, or any successor form thereto, certifying that the payments received from the Borrowers under the Loan Documents are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) IRS Form W‑8BEN, W‑8BEN‑E, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which eliminates or reduces the rate of withholding tax on payments of interest; or (iii) IRS Form W‑8BEN, W‑8BEN‑E, or any successor form prescribed by the IRS, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrowers hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrowers within the meaning of

Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrowers within the meaning of Code section 881(c)(3)(C); or (iv) such other IRS forms as may be applicable to the Foreign Lender, including Forms W‑8IMY (including all required statements) or W‑8EXP. Each non‑Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrowers (or in the case of a Participant, to the Lender from which the related participation shall have been purchased and to the Administrative Agent), as appropriate, two duly completed originals of Form W‑9, or any successor form thereto, certifying that such non‑Foreign Lender is entitled to an exemption from U.S. backup withholding tax. Each Lender shall deliver to the Borrowers and the Administrative Agent such forms required to be delivered to it by this Section 2.19(f) on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each Lender shall deliver to the Borrowers and the Administrative Agent any requisite updated or new forms promptly upon (i) the obsolescence, expiration, or invalidity of any form previously delivered by such Lender under this Section 2.19 and (ii) the reasonable request from a Borrower or the Administrative Agent from time to time. Each such Lender shall promptly notify the Borrowers and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the IRS for such purpose).
(h)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(i)    If the Administrative Agent or a Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.19, the Administrative Agent or such Lender shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.19 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out‑of‑pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information that it deems confidential) to the Borrowers or any other person.
(j)    Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.20.    Payments Generally; Pro Rata Treatment; Sharing of Set‑offs    ‑.
(a)    The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set‑off, or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Section 2.17, Section 2.18, Section 2.19, and Section 11.3 hereof shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied in the order of priority set forth in Section 9.2. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of such outstanding Loans or other Obligations then owing to such Lender.
(c)    If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set‑off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount or amounts due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.21.    Payments to Defaulting Lenders    .
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments.    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.2.
(ii)    Payments to Defaulting Lenders. Any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non‑interest bearing account until the termination of the Revolving Commitments at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swing Line Lender hereunder, third to Cash Collateralize the Fronting

Exposure of the Issuing Lender and the Swing Line Lender with respect to such Defaulting Lender in accordance with Section 2.25 (in which case, any Cash Collateral previously provided to the Borrowers shall be returned to them to the extent of the amount so applied under this clause third), fourth as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued and Swing Loans made under this Agreement, in accordance with Section 2.25, sixth to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct; provided that in the case of this clause eighth, if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Obligations were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non‑Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.13(a) or any amendment fees, waiver fees, or similar fees for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive any L/C Participation Fee under Section 3.3 and amounts owed to it in respect of participating interest in Swing Loans under Section 2.2(e) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit and participating interests in Swing Loans for which it has provided Cash Collateral pursuant to Section 2.25.

(C)    With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non‑Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such Non‑Defaulting Lender pursuant to clause (iv) below, (y) pay to the Swing Line Lender and to the Issuing Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Swing Line Lender’s or such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Loans shall automatically be reallocated among the Non‑Defaulting Lenders in accordance with their respective Pro Rata Share of Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (A) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non‑Defaulting Lender to exceed such Non‑Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non‑Defaulting Lender as a result of such Non‑Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, Cash Collateralize the Issuing Lender’s and the Swing Line Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.25.
(b)    Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swing Line Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility hereunder (without giving effect to Section 2.21(a)(ii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Section 2.22.    Increase of Commitments; Additional Lenders    .
(a)    So long as no Default or Event of Default has occurred and is continuing, from time to time after the Restatement Effective Date, the Borrowers may, upon at least ten days’ written notice (or such shorter period of time as the Administrative Agent may agree to in its sole discretion) to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate Revolving Commitments (an “Incremental Revolving Commitment” or an “Incremental Facility”); provided that the aggregate amount of all Incremental Revolving Commitments shall not exceed $50,000,000 in the aggregate over the term of this Agreement. No Lender shall have any obligation to extend any Incremental Facility.
(b)    The Borrowers may designate a bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) to extend such Incremental Facility (each, an “Additional Lender”), which at the time agrees to extend such Incremental Facility; provided however, that any new bank or financial institution must be acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed.
(c)    In the case of each Incremental Revolving Commitment:
(i)    such Incremental Revolving Commitment shall have the same terms as the existing Revolving Commitments (other than any initial upfront fees paid to the Additional Lenders extending such Incremental Revolving Commitment); and
(ii)    the outstanding Revolving Loans and the Pro Rata Share of L/C Obligations will be reallocated by the Administrative Agent on the applicable increase effective date among the Revolving Lenders (including the Additional Lenders providing such Incremental Revolving Commitment) in accordance with their revised Pro Rata Shares (and the Revolving Lenders (including the Additional Lenders providing such Incremental Revolving Commitment) agree to make all payments and adjustments necessary to effect such reallocation and the Borrowers shall pay any and all costs required pursuant to Section 2.18 in connection with such reallocation as if such reallocation were a repayment).
(d)    An Incremental Revolving Commitment pursuant to this Section 2.22 shall become effective upon the receipt by the Administrative Agent of:

(i)    a supplement or joinder in form and substance reasonably satisfactory to the Administrative Agent executed by the Borrowers and by each Additional Lender setting forth the Incremental Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof,
(ii)    evidence of appropriate corporate authorization on the part of the Borrowers with respect to the Incremental Facility, and
(iii)    a certificate of a Responsible Officer of the Borrowers to the effect that (A)     the conditions set forth in Section 4.2(a) and (b) will be satisfied before and after giving effect to the incurrence of the Incremental Facility and (B) after giving effect to such increase and the payment of any related fees, the Borrowers would be in compliance on a pro forma basis with the covenants set forth in Section 8.4 (after giving effect to any Borrowings to be made on the date that the Incremental Facility becomes effective, and deeming any Incremental Revolving Commitment to be fully drawn for purposes of calculating such compliance).
(e)    Upon the acceptance of any such agreement by the Administrative Agent, (i) the Aggregate Revolving Commitment Amount shall automatically be increased by the amount of the Incremental Revolving Commitments added through such agreement and (ii) Schedule I shall automatically be deemed amended to reflect the Commitments of all Lenders after giving effect to the addition of such Commitments.
(f)    Each supplement or joinder agreement referred to in clause (d)(i) above may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provision of this Section 2.22, and for the avoidance of doubt, this Section 2.22 shall supersede any provisions of Sections 2.20 or 11.2 to the contrary.
Section 2.23.    Mitigation of Obligations    .
If any Lender requests compensation by reason of increased costs as provided in Section 2.17, or if the Borrowers are required to indemnify or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.17 or Section 2.19, as the case may be, in the future and (ii) in the sole judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
Section 2.24.    Replacement of Lenders    .

(a) If any Lender requests compensation under Section 2.17, or (b) if the Borrowers are required to indemnify or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or (c) if any Lender is a Defaulting Lender, or (d) if, in connection with any proposed amendment, waiver, or consent, the consent of all of the Lenders, or all of the Lenders directly and adversely affected thereby, is required pursuant to Section 11.2, and any such Lender refuses to consent to such amendment, waiver or consent as to which the Required Lenders have consented, then the Borrowers may, at their sole expense and effort (but without prejudice to any rights or remedies the Borrowers may have against such Defaulting Lender), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 11.4(b)) all its interests, rights and obligations under this Agreement and the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender but excluding any Defaulting Lender); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrowers (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Section 2.25.    Cash Collateral    .
At any time that there shall exist a Defaulting Lender, promptly following the written request of the Administrative Agent, the Issuing Lender or the Swing Line Lender (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Fronting Exposure of the Issuing Lender and the Swing Line Lender with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(ii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)    Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Swing Line Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swing Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent (other than liens permitted by Section 8.2(a)) or the Issuing Lender or Swing Line Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.25 or Section 2.21 in respect of Letters of Credit and Swing Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swing Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lender and Swing Line Lender shall no longer be required to be held as Cash Collateral pursuant to this Section 2.25 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the good faith determination by the Administrative Agent, the Issuing Lender and the Swing Line Lender that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral and the Issuing Lender or Swing Line Lender, as applicable, may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
ARTICLE III
LETTER OF CREDIT FACILITY
Section 3.1.    L/C Commitment    .
(a)    Availability. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit for the account of the Borrowers or any Subsidiary thereof (including Fortegra Indemnity) on any Business Day from the Restatement Effective Date through but not including the fifth Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate Revolving Credit Exposure would exceed the Aggregate Revolving Commitment Amount. Each Letter of Credit shall (i) be denominated in Dollars, (ii) be a standby letter of credit issued to support obligations of the Borrowers or any of their Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no more than twelve months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Issuing Lender), which date shall be no later than the fifth Business Day prior to the Revolving Credit Maturity Date and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires; provided that the Issuing Lender shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time the Issuing Lender must elect to allow such extension.
(b)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, ARTICLE III shall be subject to the terms and conditions of Section 2.21 and Section 2.25.
Section 3.2.    Procedure for Issuance of Letters of Credit    .
The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Administrative Agent a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided, that, if the Borrowers request the Issuing Lender to issue a Letter of Credit for the account of Fortegra Indemnity (or any successor thereof), the Borrowers shall (i) deliver a Letter of Credit Application to the Administrative Agent on behalf of the Borrowers and Fortegra Indemnity (or any successor thereof) requesting that Fortegra Indemnity (or any successor thereof) be named as the applicant in such Letter of Credit, which Letter of Credit Application shall be completed to the satisfaction of the Issuing Lender, (ii) at the request of the Issuing Lender, enter into a reimbursement agreement with Fortegra Indemnity (or any successor thereof) in form and substance reasonably acceptable to the Issuing Lender, which agreement shall be executed and delivered to the Administrative Agent prior to the issuance of such Letter of Credit, and (iii) deliver such other certificates, documents, papers and other information as the Issuing Lender may reasonably request. Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and ARTICLE IV, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto, including, if applicable, a reimbursement agreement) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrowers. The Issuing Lender shall promptly furnish to the Borrowers a copy of such Letter of Credit and promptly notify each Revolving Lender of the issuance and upon request by any Revolving Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Revolving Lender’s participation therein.
Section 3.3.    Commissions and Other Charges    .
(a)    Letter of Credit Commissions. Subject to Section 2.25, the Borrowers shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the product of the daily amount available to be drawn under such Letter of Credit times the Applicable Margin (determined on a per annum basis) (the “L/C Participation Fee”). Such commission shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Pro Rata Share of the Revolving Commitment.
(b)    Issuance Fee. In addition to the foregoing commission, the Borrowers shall pay to the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.
(c)    Other Costs. In addition to the foregoing fees and commissions, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

Section 3.4.    L/C Participations    .
(a)    The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Pro Rata Share in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers through a Revolving Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender, regardless of whether an Event of Default shall have occurred and be continuing, upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Pro Rata Share of the amount of such draft, or any part thereof, which is not so reimbursed.
(b)    Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
(c)    Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Pro Rata Share of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its Pro Rata Share thereof provided that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
Section 3.5.    Reimbursement Obligation of the Borrowers    .
In the event of any drawing under any Letter of Credit, the Borrowers agree to reimburse (either with the proceeds of a Revolving Loan as provided for in this Section or with funds from other sources), in same day funds, the Issuing Lender on the next Business Day following the date on which the Issuing Lender notifies the Borrowers of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment. Unless the Borrowers shall immediately notify the Issuing Lender that the Borrowers intend to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrowers shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Lenders make a Revolving Loan bearing interest at the Base Rate on such date in the amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Revolving Lenders shall make a Loan bearing interest at such rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Lender acknowledges and agrees that its obligation to fund a Revolving Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non‑satisfaction of the conditions set forth in Section 2.4 or ARTICLE IV. If the Borrowers have elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
Section 3.6.    Obligations Absolute    .
The Borrowers’ obligations under this ARTICLE III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrowers may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrowers’ Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of bad faith, gross negligence or willful misconduct, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrowers. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
Section 3.7.    Effect of Letter of Credit Application    .
To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this ARTICLE III, the provisions of this ARTICLE III shall apply.
ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING AND BORROWING
Section 4.1.    Conditions to Closing and Initial Extensions of Credit    .
The obligations of the Lenders to make the initial Extensions of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.2).
(a)    Payment of Fees and Expenses. The Administrative Agent and the Lenders shall have received payment of all expenses and other amounts due and payable on or prior to the Restatement Effective Date, including reimbursement or payment of all out‑of‑pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least two Business Days prior to the Restatement Effective Date) required to be reimbursed or paid by the Borrowers hereunder.

(b)    Executed Loan Documents, Certificates, Etc. The Administrative Agent (or its counsel) shall have received the following:
(i)    a counterpart of this Agreement, the Security Agreement and the Pledge Agreement, in each case, signed by or on behalf of each party thereto or written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic (pdf) transmission of a signed signature page of such Agreement) that such party has signed a counterpart of such Agreement;
(ii)    a certificate of the Secretary or Assistant Secretary of each Loan Party substantially in the form of Exhibit G, attaching and certifying copies of its bylaws and of the resolutions of its board of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations,     authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
(iii)    certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party;
(iv)    a favorable written opinion addressed to the Administrative Agent and each other Lender of Sidley Austin LLP, as special counsel to the Loan Parties relating the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request;
(v)    if applicable, a duly executed Notice of Borrowing;
(vi)    a solvency certificate, substantially in the form of Exhibit H hereto, and signed by the chief financial officer of the Borrowers;
(vii)    a certificate dated as of the Restatement Effective Date and signed by the chief financial officer of the Borrowers certifying that the condition precedent set forth in Section 4.2 have been satisfied;
(viii)    a duly completed and executed Perfection Certificate;
(ix)    for each Lender requesting Notes, such Lender’s duly executed Notes of the Borrowers; and

(x)    evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as additional insured and/or lenders loss payee, as applicable.
(c)    Pledged Collateral. The Administrative Agent shall have received the certificates, if any, representing the shares of Capital Stock pledged pursuant to the Pledge Agreement and the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.
(d)    All actions necessary to establish to the Administrative Agent’s satisfaction that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral (subject only to Permitted Liens) shall have been taken; provided that, to the extent any Lien on any Collateral (other than Liens that may be perfected by (x) the filing of a financing statement under the UCC, and (y) the delivery of certificates evidencing the Capital Stock pledged pursuant to the Pledge Agreement and the Security Agreement) is not or cannot be perfected on the Restatement Effective Date after the Borrowers’ use of commercially reasonable efforts to do so, then neither the creation of such Liens (in case of clause (x) above) nor the perfection of such Liens (in case of clause (y) above) shall constitute a condition precedent under this Section 4.1(d) so long as the Borrowers agree to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, and the Borrowers further agree to take or cause to be taken any other actions set forth on Schedule 4.1(d), within the time frames set forth on Schedule 4.1(d), and the failure to deliver such documents or instruments or to take or cause to be taken such other actions within such time frames shall be an immediate and automatic Event of Default.
(e)    Existing Indebtedness. Upon consummation of the Transactions, no Indebtedness of Fortegra will remain outstanding after the Restatement Effective Date except (i) Indebtedness pursuant to the Trust Preferred Indenture, (ii) Indebtedness pursuant to the Indenture and (iii) Indebtedness incurred pursuant to this Agreement.
(f)    Patriot Act, etc. No later than five days prior to the Restatement Effective Date, each Borrower and each of the Subsidiary Loan Parties shall have provided to the Administrative Agent and the Lenders (i) a Beneficial Ownership Certification and (ii) all documentation and other information requested by the Administrative Agent at least ten days prior to the Restatement Effective Date and required by regulatory authorities in order to comply with requirements of applicable “know your customer” and anti‑money laundering rules and regulations, including the USA PATRIOT ACT (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”).

Without limiting the generality of the provisions of this Section 4.1, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.
Section 4.2.    Each Credit Event    .
The obligation of each Lender to make or participate in any Extensions of Credit and/or the Issuing Lender to issue, amend or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance, amendment or extension date:
(a)    at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall exist and be continuing or would result from such Extension of Credit;
(b)    at the time of and immediately after giving effect to such Borrowing, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing before and after giving effect thereto, (except (i) for those representations and warranties that are qualified by materiality, in which such case such representations and warranties shall be true and correct without qualification and (ii) to the extent that such representation or warranty expressly relates to an earlier date (in which event such representation and warranty shall be true and correct in all material respects as of such earlier date));
(c)    since the date of the financial statements of the Borrowers described in Section 5.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; and
(d)    the Borrowers shall have delivered the required Notice of Borrowing.
Each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.2.

Section 4.3.    Delivery of Documents    .
All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this ARTICLE IV, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
The Borrowers represent and warrant to the Administrative Agent and each Lender as follows:
Section 5.1.    Existence; Power    .
Each Borrower and each of their Subsidiaries (i) is duly organized, validly existing and in good standing (if applicable) as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing (if applicable), in each jurisdiction where such qualification is required, except, in the case of either of clauses (ii) or (iii), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 5.2.    Organizational Power; Authorization.
The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. Each Loan Document to which a Loan Party is a party has been duly executed and delivered by the relevant Loan Party, and (together with all exhibits and schedules thereto) constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrowers or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 5.3.    Governmental Approvals; No Conflicts    .

The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except (i) those as have been obtained or made and are in full force and effect and (ii) recordings and filings in connection with the Liens granted to the Administrative Agent under the Security Documents, (b) will not violate any material Requirements of Law applicable to the Borrowers or any of their Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a breach or default under any Material Agreement or give rise to a right thereunder to require any payment to be made by the Borrowers or any of their Subsidiaries, (d) will not result in the creation or imposition of any Lien on any asset of the Borrowers or any of their Subsidiaries, except Liens (if any) created under the Loan Documents and (e) will not conflict with, result in a breach of or constitute a default under the articles of incorporation, by‑laws or other organizational documents of any Loan Party or any Subsidiary thereof.
Section 5.4.    Financial Statements    .
The Borrowers have furnished to each Lender the audited consolidated balance sheet of the Borrowers and their Subsidiaries as of December 31, 2019 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended prepared by KPMG LLP. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrowers and their Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year‑end audit adjustments. Since December 31, 2019, there have been no changes with respect to the Borrowers and their Subsidiaries which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.5.    Reserved.
Section 5.6.    Litigation and Environmental Matters.
(a)    No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrowers, threatened against or affecting the Borrowers or any of their Subsidiaries (i) as to which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which questions the validity or enforceability of this Agreement or any other Loan Document.
(b)    Except as could not reasonably be expected to have a Material Adverse Effect, (i) each of the Borrowers and their Subsidiaries is in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with any permit, license or other approval required under any Environmental Law, and (ii) none of the Borrowers or any of their Subsidiaries (A) has become subject to any Environmental Liability, (B) has received notice of any claim with respect to any Environmental Liability or (C) knows of any basis for any Environmental Liability.
Section 5.7.    Compliance with Laws and Agreements    .
Each Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all Material Agreements, except, in the case of each of clauses (a) and (b), where non‑compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.8.    Insurance Licenses    .
To the extent required by applicable law, each Regulated Insurance Company holds a License and is authorized to transact Insurance Business in (a) the line or lines of insurance it is engaged in and (b) the state, states or jurisdictions it transacts business in, except to the extent that the failure to have such a License or authority could not reasonably be expected to have a Material Adverse Effect. No such License, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension, limitation or revocation. To the Borrowers’ knowledge, no such suspension, limitation or revocation has been threatened by any Applicable Insurance Regulatory Authority or other Governmental Authority, except to the extent of which could not reasonably be expected to have a Material Adverse Effect. The Regulated Insurance Companies do not transact any business, directly or indirectly, requiring any license, permit, governmental approval, consent or other authorization other than those currently obtained, except to the extent of which could not reasonably be expected to have a Material Adverse Effect.
Section 5.9.    Investment Company Act, Etc    .
None of the Borrowers nor any of their Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.
Section 5.10.    Taxes    .
The Borrowers and their Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) where the same (a) are not overdue or (b) are currently being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP or (ii) where the failure to file or pay could not, individually or in the aggregate, have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrowers and their Subsidiaries in respect of such taxes are adequate (determined based on GAAP), and no tax liabilities that could be materially in excess of the amount so provided are anticipated with respect to the periods covered by such charges, accruals or reserves at the time such Borrower or such Subsidiary establishes such charges, accruals and reserves.
Section 5.11.    Margin Regulations    .
None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. None of the Borrowers or any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
Section 5.12.    ERISA    .
(a)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The “accumulated benefit obligations” of all Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the “fair value of plan assets” of such Plans by more than $2,500,000. No event has occurred since the issuance of such financial statements that would cause the “accumulated benefit obligations” of all Plans to exceed the “fair value of plan assets” of such Plans by the dollar amount specified in the previous sentence. The terms “accumulated benefit obligations” and “fair value of plan assets” shall be determined by and with such terms defined in accordance with GAAP Accounting Standards Codification Topic 715‑30.
(b)    Each Employee Benefit Plan is in compliance except as could reasonably be expected to result in a Material Adverse Effect with the applicable provisions of ERISA, the Code and other Requirements of Law. Except with respect to Multiemployer Plans, each Qualified Plan has received a favorable determination letter or opinion letter from the IRS. To the best of Borrowers’ knowledge, no event has occurred which would cause the loss of the Borrowers’ or any ERISA Affiliate’s reliance on the Qualified Plan’s favorable determination letter or opinion letter.

(c)    With respect to any Employee Benefit Plan that is a retiree welfare benefit arrangement, all amounts have been accrued on the Borrowers’ financial statements in accordance with GAAP Accounting Standards Codification Topic 715‑60.
(d)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) there are no pending or to the best of the Borrowers’ knowledge, threatened claims, actions or lawsuits or action by any Governmental Authority with respect to an Employee Benefit Plan; (ii) there are no violations of the fiduciary responsibility rules with respect to any Employee Benefit Plan; and (iii) none of the Borrowers or any ERISA Affiliate has engaged in a non‑exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Employee Benefit Plan, that would subject the Borrowers to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.
Section 5.13.    Ownership of Property    .
(a)    Each of the Borrowers and their Subsidiaries has good and marketable title to, or valid leasehold interests in (pursuant to valid and subsisting leases that are in full force), all of its real and personal property material to the operation of its business, in each case free and clear of Liens prohibited by this Agreement.
(b)    Each of the Borrowers and their Subsidiaries owns, or is licensed, or otherwise has the right, to use, all Intellectual Property material to and necessary for the conduct of its business as currently conducted, and the use thereof by the Borrowers and their Subsidiaries does not infringe, misappropriate or otherwise violate in any material respect on the rights of any other Person, in each case, other than to the extent that the failure to obtain any such rights or any such infringement could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    To the knowledge of each of the Borrowers and their Subsidiaries, on and as of the date hereof, there is no violation by others of any right of the Borrower or its Subsidiaries with respect to any Intellectual Property that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)    The properties of the Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrowers, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where either Borrower or any applicable Subsidiary operates.
Section 5.14.    Disclosure    .
As of the Restatement Effective Date, the Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrowers or any of their Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Borrowers are required to file with the SEC or that any Regulated Insurance Company is required to filed with any Applicable Insurance Regulatory Authority), financial statements, certificates or other written information furnished by or on behalf of the Borrowers or the Parent to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected results and that such differences may be material).
Section 5.15.    Labor Relations    .
There are no strikes, lockouts or other material labor disputes or grievances against the Borrowers or any of their Subsidiaries, or, to the Borrowers’ knowledge, threatened against or affecting the Borrowers or any of their Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrowers or any of their Subsidiaries, or to either Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrowers or any of their Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrowers or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.16.    Subsidiaries    .
Schedule 5.16 sets forth the name of, the ownership interest of the Borrowers in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each

Subsidiary that is a Subsidiary Loan Party and/or a Regulated Insurance Company, in each case as of the Restatement Effective Date.
Section 5.17.    Solvency    .
After giving effect to the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans under this Agreement on the Restatement Effective Date, the Borrowers and their Subsidiaries, on a consolidated basis, are Solvent.
Section 5.18.    Compliance with Sanctions Programs. None of the Borrowers, any Subsidiary of the Borrowers or any Affiliate of the Borrowers or any Subsidiary Loan Party (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. Each Loan Party is in compliance in all material respects with the requirements of all Sanctions Programs applicable to it. Each Subsidiary of each Loan Party is in compliance in all material respects with the requirements of all Sanctions Programs applicable to such Subsidiary. To the knowledge each Loan Party, neither any Loan Party nor any of its officers or directors, Affiliates or Subsidiaries is, as of the date hereof, a Sanctioned Person. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
Section 5.19.    Patriot Act, etc    .
Neither any Loan Party nor any of its Subsidiaries (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) as amended or any enabling legislation or executive order relating thereto, or (b) is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the Patriot Act. None of the Loan Parties (A) is a blocked person described in Section 1 of Executive Order 13224, signed by President George W. Bush on September 24, 2001 or (B) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
Section 5.20.    Security Documents    .
(a)    The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity), in which a security interest may be created under the New York Uniform Commercial Code as in effect from time to time, and the Lien created under the Security Agreement is (or will be, upon the filing of appropriate financing statements with appropriate offices, the filings of grants of security in Intellectual Property with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, the execution of appropriate control agreements and the delivery of certificated securities and instruments to the Administrative Agent) a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens specified in clauses (b) and (d) of Section 8.2.
(b)    The Pledge Agreement, upon execution and delivery of thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined in the Pledge Agreement) and the proceeds thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity), and, when such Collateral is delivered to the Administrative Agent, together with stock powers duly executed in blank, the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person.
(c)    Schedule 5.20 lists completely and correctly as of the Restatement Effective Date all real property owned by the Loan Parties and the addresses thereof.
(d)    Schedule 5.20 lists completely and correctly as of the Restatement Effective Date all real property leased by the Loan Parties and the addresses thereof.
Section 5.21.    No Default    .
No Default or Event of Default has occurred and is continuing.
Section 5.22.    Beneficial Ownership Certification    .
The Beneficial Ownership Certification executed and delivered to the Administrative Agent and the Lenders for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered.
ARTICLE VI

AFFIRMATIVE COVENANTS
The Borrowers covenant and agree that so long as the Termination Conditions are not satisfied:
Section 6.1.    Financial Statements and Other Information    .
The Borrowers will deliver to the Administrative Agent (who will distribute to each Lender):
(a)    within ninety (90) days after the end of each Fiscal Year (or, if Fortegra is not a public reporting company or owned by a company which is a public reporting company, one hundred and twenty (120) days after the end of each Fiscal Year), commencing with the Fiscal Year ending December 31, 2021, an audited annual balance sheet of Fortegra and its consolidated Subsidiaries and related audited statements of income, cash flows and shareholders’ equity, and a report on the audited annual financial statements by Fortegra’s independent registered public accounting firm;
(b)    within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending September 30, 2020, an unaudited balance sheet of Fortegra and its consolidated Subsidiaries and related unaudited statements of income and cash flows reviewed pursuant to Statement on Auditing Standards No. 100 (or any successor provision);
(c)    concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate substantially in the form of Exhibit I signed by a Responsible Officer of the Borrowers, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrowers have taken or propose to take with respect thereto, (ii) setting forth in reasonable detail calculations of each of the leverage ratios set forth in Section 8.4 of the Credit Agreement, and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the latest delivery of the Borrowers’ audited financial statements referred to in clause (a) above and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided however, that no action shall be required by the Borrowers under this clause (iii) to the extent any such change in

GAAP or the application thereof does not affect or apply to the Borrowers and their Subsidiaries, including the presentation by the Borrowers of their financial statements;
(d)    promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrowers or any Subsidiary as the Administrative Agent or any Lender may reasonably request.
Section 6.2.    Notices of Material Events    .
(a)    The Borrowers will furnish to the Administrative Agent and each Lender prompt (and, in any event, except as to clause (d) below, not later than three Business Days after a Responsible Officer becomes aware thereof) written notice of the following:
(i)    the occurrence of any Default or Event of Default;
(ii)    the occurrence of any event of default, or the receipt by the Borrowers or any of their Subsidiaries of any written notice of an alleged event of default, with respect to any Material Indebtedness of the Borrowers or any of their Subsidiaries;
(iii)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
(iv)    prior to the closing of any Acquisition, Fortegra shall provide the Administrative Agent with the following: (A) a Compliance Certificate, (B) quarterly and annual financial statements of the Person whose Capital Stock or assets are being acquired for the twelve‑month period immediately prior to such proposed Acquisition, including any audited financial statements, in each case, that are made available by the seller to the applicable Loan Party, and (C) a summary of the material economic terms of such proposed Acquisition.
(b)    Prior to (i) moving the chief executive office of any Borrower or Guarantor or (ii) changing the jurisdiction of organization or legal name of any Borrower or Guarantor, the Borrowers shall provide written notice to the Administrative Agent of such move or change; provided, that each Borrower and Guarantor shall at all times maintain its chief executive office and its jurisdiction of organization in the United States of America.
(c)    Each notice delivered under this Section 6.2 (other than pursuant to clause (a)(iv) above) shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3.    Existence; Conduct of Business    .
The Borrowers will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are similar, substantially related, incidental, ancillary or complementary thereto, including, without limitation, to do all things necessary to renew, extend and continue all Licenses material to its business which may at any time and from time to time be necessary for any Regulated Insurance Company to operate its business in compliance with all applicable laws and regulations, except, in each case above, to the extent that any failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that nothing in this Section 6.3 shall prohibit any merger, consolidation, liquidation or dissolution of any Subsidiary of Fortegra or any merger or consolidation of Fortegra permitted under Section 8.3.
Section 6.4.    Compliance with Laws, Etc    .
The Borrowers will, and will cause each of their Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and the Patriot Act, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 6.5.    Books and Records    .
The Borrowers will, and will cause each of their Subsidiaries to, keep books of record and account in which complete entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrowers in conformity with GAAP. The principal records and books of account, including those concerning the Collateral, shall be kept at the chief executive office of the Borrowers. The Borrowers will not (x) move such records and books of account or change the legal name under which it does business without (i) giving the Administrative Agent at least ten days’ prior written notice (or such shorter period to which the Administrative Agent agrees), and (ii) authorizing the filing by the Administrative Agent of financing statements reasonably satisfactory to the Administrative Agent prior to such move or change or (y) change its chief executive office without (i) giving the Administrative Agent written notice thereof within 30 days after such change (or such longer period to which the Administrative Agent agrees) and (ii) authorizing the filing by the

Administrative Agent of financing statements reasonably satisfactory to the Administrative Agent prior to such change.
Section 6.6.    Insurance    .
The Borrowers will, and will cause each of their Subsidiaries to, (a) maintain or cause to be maintained with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of their Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and (b) at all times shall name the Administrative Agent as additional insured on all general liability policies covering the Loan Parties, their Subsidiaries and as lender loss payee with respect to property and casualty policies covering the Collateral.
Section 6.7.    Use of Proceeds    .
The Borrowers will use the proceeds of (a) all Loans (if any) on the Restatement Effective Date to finance the Transactions and (b) Revolving Loans and Letters of Credit on and after the Restatement Effective Date to finance working capital needs, Acquisitions, capital expenditures and for other general corporate purposes of the Borrowers and their Subsidiaries. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.
Section 6.8.    Additional Subsidiaries.
If any Material Domestic Subsidiary (other than an Excluded Subsidiary) is acquired or formed after the Restatement Effective Date, the Borrowers will promptly notify the Administrative Agent and the Lenders thereof and, within twenty Business Days after any such Material Domestic Subsidiary is acquired or formed (or such longer period to which the Administrative Agent may agree), will cause such Material Domestic Subsidiary to become a Subsidiary Loan Party. A Material Domestic Subsidiary (other than an Excluded Subsidiary) shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a Guaranty Supplement, a supplement to the Security Agreement (pursuant to the terms thereof) and such other Security Documents as are required by Section 6.9, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by‑laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Material Domestic Subsidiary, (iii) opinions of counsel comparable to those delivered pursuant to Section 4.1(b) and (iv) such other documents, in each case, as the Administrative Agent may reasonably request. No Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under the Guaranty Agreement or its respective Security Agreement, except as provided expressly in this Agreement.
Section 6.9.    Further Assurances    .
The Borrowers will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the security interests created or intended to be created by the Security Documents. In addition, with respect to any assets acquired by any Loan Party after the Restatement Effective Date of the type constituting Collateral and as to which the Administrative Agent does not have a perfected security interest, the Borrowers will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrowers shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section. The Borrowers agree to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. Notwithstanding anything herein to the contrary, unless at the request of the Administrative Agent if an Event of Default shall have occurred and be continuing, (w) no real property shall constitute Collateral, (x) neither the Borrowers nor the Guarantors will be required to provide Collateral or to perfect a security interest in any Collateral to the extent the burden or cost of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as determined by both the Borrowers and the Administrative Agent or if the granting of a security interest in such Collateral would be prohibited by enforceable anti‑assignment provisions of contracts or applicable law (after giving effect to relevant provisions of the UCC), (y) no foreign law security or pledge agreements shall be required and (z) no deposit account control agreements (or similar agreements) shall be required.
Notwithstanding anything set forth in the foregoing or in any other Loan Document, the security interest granted by SBAC shall be subject and subordinate, in all respects, to the security interest granted by SBAC to the South Bay Lender pursuant to the South Bay Credit Facility and the South Bay Guaranty.
Section 6.10.    Post‑Closing Matters    ‑.
The Borrowers will and will cause each Subsidiary Loan Party, as applicable, to execute and deliver the documents and complete the tasks set forth on Schedule 4.1(d), in each case within the time limits specified on such schedule.
Section 6.11.    [RESERVED].
Section 6.12.    Treasury Management    .
The Borrowers will maintain, and will cause each Domestic Subsidiary to maintain, their primary treasury management services and primary deposit accounts with Fifth Third, but only so long as Fifth Third offers treasury management products and services that meet the treasury management needs of the Borrowers and their Domestic Subsidiaries.
Section 6.13.    Compliance with Sanctions    .
(a)     Each Loan Party shall at all times comply in all material respects with the requirements of all Sanctions Programs applicable to such Loan Party and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all Sanctions Programs applicable to such Subsidiary.
(b)    No Loan Party will use any proceeds of the Loans (and the Borrowers shall not request any Letter of Credit, the proceeds of which, to the knowledge of the Loan Parties, will be used to) finance or otherwise fund, directly or, to the knowledge of the Loan Parties, indirectly, (i) any activity or business with or related to any Sanctioned Person or any Sanctioned Country in violation of any Sanctions Program or (ii) in any other manner that will result in a violation of any Sanctions Program by any Person (including any Person participating in the Loans or Letters of Credit, whether as lender, underwriter, advisor, investor, or otherwise).
Section 6.14.    Beneficial Ownership Certification and Additional Information    .
The Borrowers shall provide to the Administrative Agent and the relevant Lenders: (a) to the extent required by law, a new Beneficial Ownership Certification when the individual(s) to be identified as a Beneficial Owner have changed, and (b) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable “know your customer” and anti-money laundering rules and regulations.
ARTICLE VII

RESERVED
ARTICLE VIII

NEGATIVE COVENANTS
The Borrowers covenant and agree that so long as the Termination Conditions have not been satisfied:
Section 8.1.    Indebtedness    .
(a)    The Borrowers shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) (the “Indebtedness Limitation”); provided, however, that the Borrowers and/or their respective Subsidiaries may Incur any Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:
(i)    The Leverage Ratio for the Borrowers and their Subsidiaries is less than or equal to 3.50 to 1.00;
(ii)    the Senior Leverage Ratio for the Borrower and their Subsidiaries is less than or equal to 1.00 to 1.00; provided that from and after the Restatement Effective Date, in no event shall the Borrowers or their Subsidiaries Incur more than $1,000,000 in the aggregate (at any time outstanding) of any Senior Indebtedness (other than the Obligations) during any Fiscal Year; and
(iii)    no Default or Event of Default shall have occurred or be continuing or would occur as a consequence of Incurring such Indebtedness or entering into the transactions relating to such Incurrence of such Indebtedness.
(b)    Notwithstanding Section 8.1(a) hereof, the following indebtedness shall be permitted:
(i)    Indebtedness represented by the Fortegra Notes (other than any additional Fortegra Notes issued pursuant to the Indenture); and

(ii)    indebtedness which refinances any Indebtedness otherwise permitted to be Incurred so long as the aggregate principal amount thereof (of if issued with original issue discount, an aggregate purchase price) is equal to or less than the sum of (A) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (B) accrual and unpaid interest, fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing Indebtedness.
Section 8.2.    Liens    .
The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien securing Indebtedness on any of its assets or property now owned or hereafter acquired, except for the following (together with any Permitted Encumbrances, collectively, “Permitted Liens”):
(a)    Liens securing the Obligations, provided however, that no Liens may secure Hedging Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations and subject to the priority of payments set forth in Section 2.20 or Section 9.2;
(b)    Liens securing Indebtedness not constituting Senior Indebtedness so long as such Liens are subordinate to the Liens securing the Obligations;
(c)    purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 8.1, (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset (other than the proceeds or products thereof, it being understood that Liens incurred pursuant to multiple equipment leases provided by a single lessor that are otherwise permitted to be secured hereunder may be cross‑collateralized so long as the Liens securing such multiple equipment leases only attach to the assets leased under such multiple equipment leases); and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets; and
(d)    Liens on property at the time of its acquisition or existing on the property of a Person at the time such Person is acquired by any Loan Party, which Person is merged into or consolidated with any Borrower or any Subsidiary or becomes a Subsidiary; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or investment and do not extend to any assets other than the asset encumbered by such Lien (other than the proceeds or products thereof, it being understood that Liens incurred pursuant to multiple equipment leases provided by a single lessor that are otherwise permitted to be secured hereunder may be cross‑collateralized so long as the Liens securing such multiple equipment leases only attach to the assets leased under such multiple equipment leases); (ii) in the case of Liens securing Indebtedness other than purchase money Indebtedness or Capital Lease Obligations, such Liens do not extend to the property of any Person other than the Person acquired or formed to make such acquisition and the subsidiaries of such Person and (iii) the Indebtedness secured thereby (or any modifications, replacements, renewals or extensions thereof, as applicable) is permitted under Section 8.1.
Section 8.3.    Fundamental Changes    .
(a)    Fortegra shall not consolidate with or merge with or into (whether or not Fortegra is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of Fortegra in one or more related transactions, to, any Person unless:
(i)    if other than Fortegra, the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any territory thereof;
(ii)    the Successor Company (if other than Fortegra) assumes pursuant to a joinder agreement or other documentation instruments, executed and delivered to the Administrative Agent, all of the obligations of Fortegra under this Agreement and the other Loan Documents to which it is a party;
(iii)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and
(iv)    Fortegra shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental agreement (if any) comply with this Section 8.3.
Notwithstanding the foregoing, Fortegra may consolidate or merge with or into, or sell or convey all or substantially all of its property and assets to any Subsidiary that is a Loan Party.
(b)    Upon any consolidation by Fortegra with or merger by Fortegra into any other Person or any sale or conveyance of all or substantially all of the property and assets of Fortegra to any Person in accordance with Section 8.3(a) hereof, Fortegra shall be released from its obligations under this Agreement and the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, Fortegra under this Agreement and the other Loan Documents to which it is a party.
Section 8.4.    Financial Covenants    .
(a)    Leverage Ratio. Commencing with the Fiscal Quarter ending September 30, 2020, the Borrowers shall not, as of the last day of each Fiscal Quarter, permit the Leverage Ratio to be greater than 3.50 to 1.00.
(b)    Senior Leverage Ratio. Commencing with the Fiscal Quarter ending September 30, 2020, the Borrowers shall not, as of the last day of each Fiscal Quarter, permit the Senior Leverage Ratio to be greater than 1.00 to 1.00.
(c)    Risk-Based Capital Ratio. As of the last day of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2020, the Borrowers shall cause each Regulated Insurance Company to maintain a Risk-Based Capital Ratio of not less than 300%.
Section 8.5.    Restricted Payments    . (a) Fortegra shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of Fortegra’s Capital Stock (including any payment in connection with any merger or consolidation involving Fortegra) (any such payment or other action referred to above shall be referred to herein as a “Restricted Payment”), unless at the time of and after giving effect to such Restricted Payment:
(i)    no Default shall have occurred and be continuing (or would result therefrom); and
(ii)    the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made during the relevant Measurement Period shall not exceed (without duplication) the Available RP Amount.
(b)    In no event shall any payment by Fortegra or any of its Subsidiaries under the ISA be (or be deemed to be) a Restricted Payment so long as such amounts are deducted, directly or indirectly, in calculating Consolidated Adjusted EBITDA.
ARTICLE IX

EVENTS OF DEFAULT

Section 9.1.    Events of Default    .
If any of the following events (each, an “Event of Default”) shall occur:
(a)    the failure of Borrowers to make any principal or interest payment owing hereunder on the date which is ten (10) days after the date when due; or
(b)    the failure by Borrowers to pay any other amount payable to any Lender or the Administrative Agent under the Loan Documents within ten (10) days after the date when any such payment is due in accordance with the terms hereof or thereof; or
(c)    any representation or warranty made or deemed made by or on behalf of the Borrowers or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect as of the date made or deemed made or submitted; or
(d)    the Borrowers shall fail to deliver the documents or instruments, or to take or cause to be taken such actions as required by, and within the time frames set forth on Schedule 4.1(d), or the Borrowers shall fail to observe or perform any covenant or agreement contained in Section 6.2 or Section 6.3 (with respect to the Borrowers or any Loan Party’s existence) or ARTICLE VIII; or
(e)    any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of the Borrowers becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrowers by the Administrative Agent; or
(f)    (i) the Borrowers or any Loan Party (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material

Indebtedness; or (iii) any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
(g)    either Borrower or any Loan Party shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 9.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrowers or any such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors; or
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of either Borrower or any Loan Party or its debts, or any substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect; or
(i)    a Change of Control shall occur or exist; or
(j)    any material provision of any Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party thereto (other than in accordance with its terms), or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate any Loan Document to which it is a party; or
(k)    any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrowers or any other Loan Party not to be, a valid, perfected, first priority (except for Permitted Liens or as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss results solely from the actions or the failure to act of the Administrative Agent;
then, and in every such event (other than an event with respect to the Borrowers described in clause (g) or (h) of this Section 9.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitments, whereupon the Revolving Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be immediately due and payable, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and if an Event of Default specified in either clause (g) or (h) shall occur, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
Notwithstanding the foregoing or any other provision in this Agreement to the contrary, with respect to the Collateral of any Loan Party, the Administrative Agent’s right to exercise voting or proxy rights, transfer or register such Collateral pursuant to this Agreement shall be subject to any required prior consent, approval, authorization or other required action of the Applicable Insurance Regulatory Authority or other applicable Governmental Authority.
With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph and the aggregate funds on deposit in any Cash Collateral account opened by the Administrative Agent (each, an “L/C Cash Collateral Account”) shall be less than 105% of the L/C Obligations for all Letters of Credit at such time, the Borrowers shall at such time deposit in an L/C Cash Collateral Account the amount required so that, after such deposit, the aggregate funds on deposit in the L/C Cash Collateral Accounts equals or exceeds 105% of the L/C Obligations for all Letters of Credit. Amounts held in any L/C Cash Collateral Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied, first, to the remaining L/C Obligations and second, in the order of priority set forth in Section 9.2.
Section 9.2.    Application of Proceeds from Collateral    .
All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Administrative Agent or any of the Lenders during the existence of an Event of Default shall be applied as follows:

(a)    first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;
(b)    second, to the fees, indemnities and other reimbursable expenses of the Administrative Agent and the Issuing Lender, then due and payable pursuant to any of the Loan Documents ratably among the Administrative Agent and the Issuing Lender in proportion to the respective amounts described in this clause (b), until the same shall have been paid in full;
(c)    third, to all indemnities and reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents ratably among the Lenders in proportion to the respective amounts described in this clause (c), until the same shall have been paid in full;
(d)    fourth, to the payment of principal and interest on the Swing Loans until paid in full;
(e)    fifth, to the fees due and payable under clauses (b) and (c) of Section 2.13 of this Agreement and interest (other than on Swing Loans) then due and payable under the terms of this Agreement, until the same shall have been paid in full;
(f)    sixth, to the aggregate outstanding principal amount of the Loans (other than Swing Loans), the Reimbursement Obligations and, to the extent secured by Liens granted in connection with the Loan Documents, the Net Mark‑to‑Market Exposure of the Borrowers and the Subsidiary Loan Parties, until the same shall have been paid in full, allocated pro rata among the Lenders, the Issuing Lender, and any Hedging Counterparties holding Net Mark‑to‑Market Exposure on their respective pro rata shares of the aggregate amount of such Loans, Reimbursement Obligations, and Net Mark‑to‑Market Exposure;
(g)    seventh, to Cash Collateralize any L/C Obligations then outstanding in an amount equal to or exceeding 103% of the L/C Obligations for all Letters of Credit;
(h)    eighth, to all other Obligations (including Treasury Management Obligations of the Borrowers and the Subsidiary Loan Parties), to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof, until the same shall have been paid in full; and
(i)    ninth, to the extent any proceeds remain, to the Borrowers or other parties lawfully entitled thereto;

provided that Excluded Hedging Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 9.2.
All amounts allocated pursuant to the foregoing clauses second through eighth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares.
ARTICLE X

THE ADMINISTRATIVE AGENT
Section 10.1.    Appointment and Authority    .
(a)    Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints Fifth Third to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrowers nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions (other than this paragraph (a), Section 10.8 and Section 10.10). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential party to a Hedging Transaction or Treasury Management Bank) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Creditors). In connection therewith, the Administrative Agent, as “collateral agent” and any co‑agents, sub‑agents and attorneys‑in‑fact appointed by the Administrative Agent pursuant to this ARTICLE X for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of ARTICLE X and ARTICLE XI (including Section 11.3, as though such co‑agents, sub‑agents and attorneys‑in‑fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 10.2.    Exculpatory Provisions    .
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Section 9.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 10.3.    Non‑Reliance on Administrative Agent and Other Lenders    ‑.
Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 10.4.    Reliance by the Administrative Agent    .
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.5.    Delegation of Duties    .
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub‑agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
Section 10.6.    Rights as a Lender    .
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 10.7.    Enforcement    .
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of all the Lenders and the Issuing Lender provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender) hereunder, (c) any Lender from exercising setoff rights in accordance with Section 11.7 (subject to the terms of Section 2.20), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.1 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.20, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 10.8.    Resignation of Administrative Agent    .
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers and subject to the consent of the Borrowers (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective

Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by Fifth Third as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and (ii) the retiring Issuing Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents. Notwithstanding such resignation by the retiring Issuing Lender, (i) the Letters of Credit issued by such retiring Issuing Lender shall remain outstanding and be deemed to have been issued hereunder until such time as such Letters of Credit expire in accordance with their respective terms (it being understood and agreed that no such Letter of Credit shall be extended after the date of such resignation by the retiring Issuing Lender) and (ii) the retiring Issuing Lender shall retain all of the rights of an Issuing Lender hereunder with respect to such Letters of Credit issued hereunder until such time as all Letters of Credit issued by such retiring Issuing Lender have expired in accordance with their terms.
Section 10.9.    Reserved    .

Section 10.10.    Collateral and Guaranty Matters    .
(a)    Each of the Lenders (including in its or any of its Affiliate’s capacities as a Hedging Counterparty or a Treasury Management Bank) irrevocably authorizes the Administrative Agent, and the Administrative Agent shall:
(i)    release any Lien on any Collateral granted to or held by the Administrative Agent (or any sub‑agent thereof), for the ratable benefit of the Secured Creditors, under any Loan Document (A) upon the satisfaction of the Termination Conditions, (B) that is sold or disposed of to a Person that is not a Loan Party or (C) if approved, authorized or ratified in writing in accordance with Section 11.2;
(ii)    subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien (including any Lien securing a Non‑Recourse Indebtedness); and
(iii)    release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary, upon request, subordinate a Loan Party’s Guarantee of the Obligations to such Loan Party’s obligations under any Non‑Recourse Indebtedness on customary market terms, to the extent such subordination is necessary, in the reasonable judgment of the Borrowers, to obtain any such Non‑Recourse Indebtedness.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 10.10.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE XI

MISCELLANEOUS
Section 11.1.    Notices    .
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:
To the Borrowers:    Fortegra Financial Corporation
LOTS Intermediate Co.
10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, Florida 32256
Attention: Chief Financial Officer
(with a copy to the General Counsel)
Phone Number: (904) 350‑9660
Email: generalcounsel@fortegra.com
With copies to (which shall not constitute notice):
Tiptree Financial Inc.
780 Third Avenue, 21st Floor
New York, New York 10017
Fax Number: (212) 446‑1409
Attention: Neil C. Rifkind
and    Sidley Austin LLP
2021 McKinney, Ste. 2000
Dallas, Texas 75201
Attention: Kelly M. Dybala
Phone Number: (214) 981‑3426
Email: kdybala@sidley.com
To the Administrative
Agent:    Fifth Third Bank
Fifth Third Center
38 Fountain Square Plaza

Cincinnati, Ohio 45263
Attention: Loan Syndications/Judy Huls
Telephone: (513) 534-4224
Facsimile: (513) 534-0875
Email: judy.huls@53.com
To any other Lender:    the address set forth in the Register
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next‑day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided that notices delivered to the Administrative Agent shall not be effective until actually received by the Administrative Agent at its address specified in this Section 11.1.
(b)    Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone, facsimile or other electronic transmission is solely for the convenience and at the request of the Borrowers. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Administrative Agent and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.
(c)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II unless such Lender and Administrative Agent have agreed to receive notices under such Article by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(e)    (i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available”. The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non‑infringement of third‑party rights or freedom from viruses or other code defects, is made by any of the Administrative Agent or its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, the Issuing Lender or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
Section 11.2.    Waiver; Amendments    .
(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrowers and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
(b)    No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders or the Borrowers and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.1 or 4.2, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or Reimbursement Obligation or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (it being understood that any waiver of default interest set forth in 2.12(c) or any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof in this Agreement shall not constitute a reduction in the interest rates or the commitment fees for purposes of this clause (ii)), (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Revolving Commitment, without the written consent of each Lender affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.1 or 4.2, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments, the waiver of any default interest set forth in 2.12(c) or any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof in this Agreement shall not constitute any of the foregoing), (iv) change Section 2.20(b) or Section 2.20(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 11.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release the Borrowers or any Guarantor or limit the liability of the Borrowers under the Loan Documents or any such Guarantor under the Guaranty Agreement, without the written consent of each Lender except as otherwise permitted by Section 10.10; (vii) release all or substantially all Collateral securing any of the Obligations, without the written consent of each Lender; (viii) subordinate the Loans to any other Indebtedness without the consent of all Lenders; or (ix) waive any condition precedent set forth in Section 4.1, without the consent of each Lender, provided further that (1) no such amendment, waiver or consent shall affect the rights, duties or obligations of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it without the prior written consent of the Issuing Lender; and (2) no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding anything contained herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.17, Section 2.18, Section 2.19 and Section 11.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding (i) any attempted cure or other action taken by the Borrowers or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).
(c)    Notwithstanding anything to the contrary contained in this Section 11.2, (i) guarantees, collateral security agreements, pledge agreements and related documents (if any) executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and/or waived with the consent of the Administrative Agent at the request of the Borrowers without the input or need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (x) to comply with local law or advice of local counsel, (y) to cure ambiguities, omissions or defects or

(z) to cause such guarantees, collateral security agreements, pledge agreement or other document to be consistent with this Agreement and the other Loan Documents, (ii) the Borrowers and the Administrative Agent may, without the input or consent of any other Lender (other than each applicable Additional Lender, in the case of Section 2.22), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrowers and the Administrative Agent to effect the provisions of Section 2.22 and (iii) if the Administrative Agent and the Borrowers have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision.
Section 11.3.    Expenses; Indemnification    .
(a)    The Borrowers shall pay (i) all reasonable and documented out‑of‑pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable and documented out‑of‑pocket fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (provided that reimbursement of legal expenses shall be limited to the expenses of one counsel to the Administrative Agent and its Affiliates taken as a whole and, if reasonably necessary, one local counsel in any relevant and material jurisdiction), (ii) all reasonable out‑of‑pocket costs and expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out‑of‑pocket costs and expenses (including, without limitation, the fees, charges and disbursements of outside counsel (provided that reimbursement of legal expenses shall be limited to the expenses of one counsel to the Administrative Agent and its Affiliates and the Lenders taken as a whole and, if reasonably necessary, one local counsel in any relevant and material jurisdiction)) incurred by the Administrative Agent and its Affiliates, any Lender or the Issuing Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3, or in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    The Borrowers shall indemnify the Administrative Agent (and any sub‑agent thereof), each Lender, the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (provided that reimbursement of legal expenses shall be limited to the expenses of one counsel to the Indemnitees taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel to the affected

Indemnitees taken as a whole, and, if reasonably necessary, one local counsel in any relevant and material jurisdiction)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the use by any Person of any information or materials obtained by or through SyndTrak or other internet web sites, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability of the Borrowers or any of their Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) relate to the presence or Release of Hazardous Materials or any violation of Environmental Laws that first occurs at any property after such property is transferred to an Indemnitee by means of foreclosure, deed‑in‑lieu of foreclosure or similar transfer, and is not an Environmental Liability of the Borrowers or any of their Subsidiaries. Clause (b) of this Section 11.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    [RESERVED].
(d)    To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent, the Issuing Lender or any Related Party of any of the foregoing, under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or such Related Party as applicable, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that with respect to such unpaid amounts owed to the Issuing Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Pro Rata Share of Revolving Commitments (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided further, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, Issuing Lender in its capacity as such.
(e)    To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated herein or therein, any Loan or the use of proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability is determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, willful misconduct or bad faith.
(f)    All amounts due under this Section 11.3 shall be payable promptly after written demand therefor.
Section 11.4.    Successors and Assigns    .
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraphs (b), (h) or (i) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section and (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (under either facility hereunder) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Exposure of the assigning Revolving Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $2,000,000 and shall be in increments of $500,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that each Borrower shall be deemed to have consented to any such lower amount unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Commitments assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (I) an Event of Default has occurred and is continuing at the time of such assignment or (II) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that each Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the

Administrative Agent within ten Business Days after having received written notice thereof; and
(B)    the consent of the Issuing Lender and the Swing Line Lender shall be required for any assignment of Revolving Commitments or Revolving Credit Exposure.
(iv)    Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.19.
(v)    No Assignment to Borrowers or Defaulting Lenders. No such assignment shall be made to (A) the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share of the Revolving Commitments. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 11.4, from and after the effective date specified in each Assignment and Acceptance,

the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.17, Section 2.18, Section 2.19 and Section 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (or paragraph (h) or (i)) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.4. If the consent of the Borrowers to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrowers shall be deemed to have given its consent ten Business Days after the date written notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrowers, unless such consent is expressly refused by the Borrowers prior to such tenth Business Day.
(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Cincinnati, Ohio a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and stated interest thereon) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrowers’ agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrowers hereby agree that, to the extent Fifth Third serves in such capacity, Fifth Third and its officers, directors, employees, agents, sub‑agents and affiliates shall constitute “Indemnitees”. The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereunder as a Lender for all purposes of this Agreement.
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Lender, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. A Lender who sells a participation shall (acting solely for this purpose as an agent of the Borrowers) maintain at one of its offices a copy of each agreement or instrument effecting such sale and the participation so transferred on a register substantially similar to the Register (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for purposes of this Agreement.
(e)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Revolving Commitment of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.1 or 4.2, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of such Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder (it being understood that any waiver of any default interest set forth in 2.12(c) or any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof in this Agreement shall not constitute a reduction in the interest rates or the commitment fees for purposes of this clause (ii)), (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Revolving Commitment (it being understood that a waiver of any condition precedent set forth in Section 4.1 or 4.2, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments, the waiver of any default interest set forth in 2.12(c) or any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof in this Agreement shall not constitute any of the foregoing), (iv) change Section 2.20(b) or Section 2.20(c) in a manner that would alter the pro rata sharing of payments required thereby, (v) change any of the provisions of this Section 11.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (vi) release any Guarantor or limit the liability of any Guarantor under any guaranty agreement except to the extent such release is expressly provided under the terms of the Guaranty Agreement, or (vii) release all or substantially all Collateral (if any) securing any of the Obligations. Subject to paragraph (f) of this Section 11.4, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.17, Section 2.18, and Section 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.19(g))to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20 as though it were a Lender.
(f)    A Participant shall not be entitled to receive any greater payment under Section 2.18 and Section 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant shall not be entitled to the benefits of Section 2.19 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.19(e) as though it were a Lender.
(g)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
(i)    Notwithstanding anything to the contrary herein, if at any time the Administrative Agent assigns all of its Revolving Commitments and Revolving Loans pursuant to subsection (b) above, the Administrative Agent may terminate the Swing Line. In the event of such termination of the Swing Line, the Borrowers shall be entitled to appoint another Lender to act as the successor Lender of Swing Loans hereunder (with such Lender’s consent); provided, however, that the failure of the Borrowers to appoint a successor shall not affect the resignation of the Administrative Agent as the Swing Line Lender. If the Administrative Agent terminates the Swing

Line, it shall retain all of the rights of the maker of Swing Loans provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 2.2. Notwithstanding anything to the contrary herein, if at any time the Administrative Agent assigns all of its Revolving Commitments and Revolving Loans pursuant to subsection (b) above, the Administrative Agent may terminate its commitment pursuant to Article III to issue Letters of Credit. In the event of such termination of the Administrative Agent’s commitment to issue Letters of Credit pursuant to Article III the Borrowers shall be entitled to appoint another Lender to act as the successor Issuing Lender hereunder (with such Lender’s consent); provided, however, that the failure of the Borrowers to appoint a successor shall not affect the resignation of the Administrative Agent as the Issuing Lender. If the Administrative Agent terminates its commitment to issue Letters of Credit pursuant to Article III, it shall retain all of the rights of the Issuing Lender hereunder with respect to Letters of Credit made by it and outstanding as of the effective date of such termination, including the right to require Lenders to fund their Pro Rata Share in such Letters of Credit pursuant to Article III.
Section 11.5.    Governing Law; Jurisdiction; Consent to Service of Process    .
(a)    This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York. EACH LOAN DOCUMENT (OTHER THAN AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
(b)    The parties hereto hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of any state court and courts of the State of New York sitting in New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing

Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their properties in the courts of any jurisdiction.
(c)    The parties hereto irrevocably and unconditionally waive any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 11.5 and brought in any court referred to in paragraph (b) of this Section 11.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 11.6.    WAIVER OF JURY TRIAL    .
EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.7.    Right of Setoff    .
In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender, the Issuing Lender and each of their respective Affiliates shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrowers at any time held or other obligations at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of the Borrowers against any and all Obligations held by such Lender, the Issuing Lender or any of their respective Affiliates, irrespective of whether such Lender, the Issuing Lender or any such Affiliate shall have made demand hereunder and although such Obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have; provided further that if any Lender is the depositary institution for the Capital Contribution Account, such Lender shall not exercise rights of set off against the Capital Contribution Account. Each Lender and the Issuing Lender agrees promptly to notify the Administrative Agent and the Borrowers after any such set‑off and any application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set‑off and application. Each Lender and the Issuing Lender agrees to apply all amounts collected from any such set‑off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrowers and any of their Subsidiaries to such Lender or Issuing Lender.
Section 11.8.    Counterparts; Integration.
This Agreement may be executed by one or more of the parties thereto on any number of separate counterparts (including by telecopy or by email, in pdf format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement and the other Loan Documents constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or by email, in pdf format, shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.
Section 11.9.    Survival    .
All covenants, agreements, representations and warranties made by the Borrowers herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the Termination Conditions have not been satisfied. Section 2.17, Section 2.18, Section 2.19, and Section 11.3 and ARTICLE X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the satisfaction of the Termination Conditions or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.
Section 11.10.    Severability    .
Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.11.    Confidentiality    .
Each of the Administrative Agent, the Lenders and the Issuing Lender agree to maintain the confidentiality of any information relating to the Borrowers or any of their Subsidiaries or any of their respective businesses (except to the extent expressly designated in writing as public information at the time delivered to it by the Borrowers or any Subsidiary) other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender including without limitation accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information by the Persons who have agreed to keep such information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Person disclosing any such information pursuant to this clause (ii) shall provide the Borrowers with reasonably prompt notice of such disclosure provided that such Person shall not incur any liability from its failure to do so), (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self‑regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 11.11, or which becomes available to the Administrative Agent, any Lender, the Issuing Lender or any Related Party of any of the foregoing on a non‑confidential basis from a source other than the Borrowers, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder or (vii) with the consent of the Borrowers. Any Person required to maintain the confidentiality of any information as provided for in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
Section 11.12.    Interest Rate Limitation    .
Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
Section 11.13.    Waiver of Effect of Corporate Seal    .
The Borrowers (i) represent and warrant that neither them nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law or regulation, (ii) agree that this Agreement is delivered by Borrowers under seal and (iii) waive any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 11.14.    Patriot Act    .
The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
Section 11.15.    Independence of Covenants    .
All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 11.16.    All Obligations to Constitute Joint and Several Obligations    .
All Obligations shall constitute joint and several obligations of the Borrowers and shall be secured by the Administrative Agent’s Lien upon all of the Collateral, and by all other Liens heretofore, now or at any time hereafter granted by each Borrower to the Administrative Agent, for the benefit of the Lenders, to the extent provided in the Loan Documents under which such Lien arises. The Borrowers expressly represent and acknowledge that they are part of a common enterprise with each other and that any financial accommodations by the Lenders to either Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to the other. Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any of the Loans or other extensions of credit or the amount of such Loans received or the manner in which the Administrative Agent or any Lender accounts between the Borrowers for such Loans or other extensions of credit on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to either Borrower inure to the mutual benefit of both Borrowers and that the Administrative Agent and the Lenders are relying on the joint and several liability of the Borrowers in extending the Loans and other financial accommodations hereunder.

Section 11.17.    Amendment and Restatement    .
This Agreement shall become effective on the Restatement Effective Date and shall supersede all provisions of the Prior Credit Agreement as of such date. From and after the Restatement Effective Date, all references made to the Prior Credit Agreement in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement. The Borrowers hereby acknowledge and agree that the Liens created and provided for by the Security Documents continue to secure, among other things, the Obligations which shall remain outstanding on the Restatement Effective Date as well as those hereafter arising under this Agreement and the other Loan Documents; and the rights and remedies of the Administrative Agent under the Security Documents and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Security Documents as to the Indebtedness which would be secured thereby prior to giving effect to this Agreement.
Section 11.18.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions .
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto (including any party becoming a party hereto by virtue of an Assignment and Acceptance) acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
Section 11.19.    Certain ERISA Matters.
(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to, the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that neither the Administrative Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 11.20. Acknowledgment Regarding any Supported QFCs .
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Transactions or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the

United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 11.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
ARTICLE XII

THE GUARANTEES
Section 12.1. The Guarantees .
To induce the Lenders and Issuing Lender to provide the credits described herein and in consideration of benefits expected to accrue to the Borrowers by reason of the Commitments and the Loans and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary Loan Party party hereto (including any Subsidiary Loan Party executing a Guaranty Supplement substantially in the form attached hereto as Exhibit E or such other form reasonably acceptable to the Administrative Agent) and the Borrowers (as to the Obligations of another Loan Party) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the Issuing Lender and their Affiliates that are parties to any document evidencing the Hedging Obligations or Treasury Management Obligations, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Obligations and Treasury Management Obligations, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against either Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Borrower or any such obligor in any such proceeding); provided, however that, with respect to any Guarantor, subject to Section 12.10, Hedging Obligations guaranteed by such Guarantor shall exclude all Excluded Hedging Obligations. In case of failure by the Borrowers or other obligor punctually to pay any Obligations guaranteed hereby, each Guarantor hereby unconditionally, jointly and severally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrowers or such obligor.
Section 12.2. Guarantee Unconditional .
The obligations of each Guarantor under this Article XII shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:
(a)    any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;
(b)    any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Obligations or Treasury Management Obligations;
(c)    any change in the corporate existence, structure, or ownership of, or any proceeding under any Debtor Relief Law affecting, either Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;
(d)    the existence of any claim, set‑off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, the Issuing Lender or any other Person, whether or not arising in connection herewith;
(e)    any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or property;
(f)    any application of any sums by rights of set‑off, counterclaim, or similar rights to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid, including the Obligations;
(g)    any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Obligations or Treasury Management Obligations or any provision of applicable law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Obligations or Treasury Management Obligations; or
(h)    any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the Issuing Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this clause (h), constitute a legal or equitable discharge of the obligations of any Guarantor under this Article XII.
Section 12.3. Discharge Only upon Termination Conditions; Reinstatement in Certain Circumstances .
Each Guarantor’s obligations under this Article XII shall remain in full force and effect until the Termination Conditions are satisfied. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by any Loan Party or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Obligations or Treasury Management Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Article XII with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.
Section 12.4. Subrogation .
Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation, reimbursement or indemnification by any payment made hereunder, or otherwise, until all the Obligations (other than any contingent or indemnification obligations not then due) shall have been paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed subsequent to the termination of all the Commitments and expiration of all Letters of Credit that are not Cash Collateralized pursuant to Section 2.25. If any amount shall be paid to a Guarantor on account of such subrogation, reimbursement or indemnification rights at any time prior to the Termination Conditions being satisfied, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the Issuing Lender (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and the Issuing Lender (and their Affiliates) or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.
Section 12.5. Subordination .
Each Guarantor hereby subordinates the payment of all indebtedness, obligations, and liabilities of either Borrower or any other Loan Party owing to such Guarantor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Obligations (other than any contingent obligations not due and owing and Letters of Credit Cash Collateralized); provided, however, that such Guarantor may receive distributions, dividends and principal and interest payments on account of such subordinated indebtedness so long as (i) all sums then due and payable by the Borrowers to the Lenders have been paid in full on or prior to such date, and (ii) no Event of Default shall have occurred and be continuing. During the existence of any Event of Default, subject to Section 12.4 above, any such indebtedness, obligation, or liability of either Borrower or any other Loan Party owing to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the benefit of the holders of the Obligations and the proceeds thereof shall be paid over to the Administrative Agent for application to the Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Article XII.
Section 12.6. Waivers .

To the extent permitted by applicable law, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the Issuing Lender, or any other Person against either Borrower or any other Loan Party or other obligor, another guarantor, or any other Person.
Section 12.7. Limit on Recovery .
Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Article XII shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Article XII void or voidable under applicable law, including fraudulent conveyance law.
Section 12.8. Stay of Acceleration .
If acceleration of the time for payment of any amount payable by either Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Obligations or Treasury Management Obligations, is stayed upon the insolvency, bankruptcy or reorganization of either Borrower or such other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Obligations or Treasury Management Obligations, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request or otherwise with the consent of the Required Lenders.
Section 12.9. Benefit of Guarantors .
The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrowers and the other Loan Parties has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.
Section 12.10. Keepwell .
Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Article XII in respect of Hedging Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.10, or otherwise under this Section, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 12.10 shall remain in full force and effect until discharged in accordance with Section 12.3. Each Qualified ECP Guarantor intends that this Section 12.10 constitute, and this Section 12.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 12.11. Guarantor Covenants .
Each Guarantor shall take such action as the Borrowers are required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrowers are required by this Agreement to prohibit such Guarantor from taking.
[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

“BORROWERS”

FORTEGRA FINANCIAL CORPORATION,
a Delaware corporation

By: /S/ Michael F. Grasher
Name: Michael F. Grasher
Title: Executive Vice President & Chief
Financial Officer

LOTS INTERMEDIATE CO.,
a Delaware corporation

By: /S/ Michael F. Grasher
Name: Michael F. Grasher
Title: Executive Vice President & Chief
Financial Officer

Signature Page to Amended and Restated Credit Agreement (Fortegra Financial Corporation)

“GUARANTORS”

AUTO KNIGHT MOTOR CLUB, INC.,
a California corporation

By: /S/ Christopher D. Romaine
Name: Christopher D. Romaine
Title: Secretary

CONTINENTAL CAR CLUB, INC.,
a Tennessee corporation

By: /S/ Christopher D. Romaine
Name: Christopher D. Romaine
Title: Secretary

UNITED MOTOR CLUB OF AMERICA, INC., a Kentucky corporation

By: /S/ Christopher D. Romaine
Name: Christopher D. Romaine
Title: Secretary

4WARRANTY CORPORATION,
a Florida corporation

By: /S/ Christopher D. Romaine
Name: Christopher D. Romaine
Title: Secretary

THE SERVICE DOC, INC.,
a Florida corporation

Signature Page to Amended and Restated Credit Agreement (Fortegra Financial Corporation)

By: /S/ Christopher D. Romaine
Name: Christopher D. Romaine
Title: Secretary

Signature Page to Amended and Restated Credit Agreement (Fortegra Financial Corporation)

LOTSOLUTIONS, INC.,
a Georgia corporation

By: /S/ Christopher D. Romaine
Name: Christopher D. Romaine
Title: Secretary

LOTSOLUTIONS FLORIDA LLC,
a Florida limited liability company

By: /S/ Christopher D. Romaine
Name: Christopher D. Romaine
Title: Secretary

DIGITAL LEASH LLC,
a Florida limited liability company

By: /S/ Christopher D. Romaine
Name: Christopher D. Romaine
Title: Secretary

SOUTH BAY FINANCIAL SERVICES, LLC,
a Delaware limited liability company

By: /S/ Christopher D. Romaine
Name: Christopher D. Romaine
Title: Secretary

SOUTH BAY ACCEPTANCE CORPORATION, a California corporation

By: /S/ Christopher D. Romaine
Name: Christopher D. Romaine
Title: Secretary

Signature Page to Amended and Restated Credit Agreement (Fortegra Financial Corporation)

PACIFIC BENEFITS GROUP NORTHWEST, L.L.C., an Oregon limited liability company

By: /S/ Christopher D. Romaine
Name: Christopher D. Romaine
Title: Secretary

Signature Page to Amended and Restated Credit Agreement (Fortegra Financial Corporation)

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and a Lender

By: /S/ Jane Badger
Name: Jane Badger
Its: Vice President

CITIZEN'S BANK, N.A., as a Lender

By: /S/ Karmyn Paul
Name: Karmyn Paul
Its: Vice President

FIRST HORIZON BANK, as a Lender

By: /S/ Jeff Gach
Name: Jeff Gach
Its: Vice President

SYNOVUS BANK, as a Lender

By: /S/ Zachary Braun
Name: Zachary Braun
Its: Corporate Banker

KEYBANK NATIONAL ASSOCIATION, as a Lender

By: /S/ James Cribbet
Name: James Cribbet
Its: Senior Vice President

Signature Page to Amended and Restated Credit Agreement (Fortegra Financial Corporation)

BANK OF HOPE, as a Lender

By: /S/ Dennis Schreyer
Name: Dennis Schreyer
Its: SVP, Corporate Banking

ARVEST BANK, as a Lender

By: /S/ John Suskie
Name: John Suskie
Its: Director of Syndicated Banking

Signature Page to Amended and Restated Credit Agreement (Fortegra Financial Corporation)